EXHIBIT 10.26



                           SECOND AMENDED AND RESTATED
                        AGREEMENT FOR PLAN OF ARRANGEMENT

                                  BY AND AMONG

                          BIOMARIN PHARMACEUTICAL INC.
                             A DELAWARE CORPORATION

                          BIOMARIN DELIVERY CANADA INC.
                 A CORPORATION EXISTING UNDER THE LAWS OF CANADA

                                       AND

                            SYNAPSE TECHNOLOGIES INC.
                 A CORPORATION EXISTING UNDER THE LAWS OF CANADA



                             DATED: FEBRUARY 4, 2002




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                           SECOND AMENDED AND RESTATED
                        AGREEMENT FOR PLAN OF ARRANGEMENT


        This SECOND AMENDED AND RESTATED AGREEMENT FOR PLAN OF ARRANGEMENT (this "Agreement"), dated as of February 4, 2002, is entered into by and among BioMarin Pharmaceutical Inc., a Delaware corporation ("BioMarin"), BioMarin Delivery Canada Inc., a corporation existing under the laws of Canada ("Newco") and Synapse Technologies Inc., a corporation existing under the laws of Canada (the "Company").


                                    RECITALS


        A. Newco is a wholly-owned Subsidiary of BioMarin Holdings (Nova Scotia) Company, an unlimited liability company existing under the Companies Act (Nova Scotia) and an indirectly owned Subsidiary of BioMarin ("BioMarin Nova Scotia").

        B. Upon the terms and subject to the conditions of this Agreement and in accordance with the Canada Business Corporations Act (the "CBCA"), BioMarin, Newco and the Company intend to enter into a business combination transaction by way of the Arrangement whereby immediately following the Effective Time, each outstanding Company Common Share and Company Preferred Share that is not held by a holder who has exercised its Dissenters' Rights and is ultimately entitled to be paid the fair value of its shares shall be exchanged for BioMarin Common Shares as set forth herein and one (1) Exchangeable Share.

        C. The Board of Directors: (i) has commissioned an opinion from Capital West Partners that the Arrangement is fair to the shareholders of the Company from a financial point of view; (ii) has determined that the Arrangement is in the best interests of the Company and its shareholders; (iii) has unanimously approved this Agreement, the Arrangement and the other transactions contemplated by this Agreement; and (iv) has determined to recommend that the shareholders of the Company adopt and approve the Arrangement.

        D. The parties intend, by executing this Agreement, to adopt a plan of reorganization which shall qualify, in certain respects, for an election pursuant to Section 85(1) of the Income Tax Act (Canada).

        E. BioMarin, the Company and BioMarin Pharmaceutical Delivery Nova Scotia Company, an unlimited liability company under the laws of Nova Scotia ("Delivery"), previously entered into that certain Agreement for Plan of Arrangement dated December 21, 2001 (the "Original Agreement"), which was subsequently amended and restated by such parties by that certain Amended and Restated Agreement for Plan of Arrangement dated January 14, 2002 (the "First Amendment Agreement").

        F. Pursuant to that certain letter agreement dated as of the date hereof, by and among BioMarin, Delivery, Newco and the Company, Delivery was released as a party to the First Amendment Agreement and the Company Ancillary Agreement, and BioMarin Delivery Canada


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Inc. was substituted as "Newco" under the First Amendment Agreement and the
Company Ancillary Agreement.

        G. BioMarin, Newco and the Company hereby desire to amend and restate in its entirety the First Amendment Agreement upon the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

        1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference. All accounting terms defined in this Article I and those accounting terms used in this Agreement and not defined in this Article I shall, except as otherwise provided for herein, be construed in accordance with Canadian GAAP. References herein to an "Article," an "Annex," a "Section," a "Schedule" or an "Exhibit" are, unless otherwise specified herein, references to an Article of, an Annex attached to, a Section of, or a Schedule or an Exhibit attached to, this Agreement or the Company Ancillary Agreement, respectively. All references to currency herein, unless otherwise indicated, shall be deemed to be in Canadian dollars, and any required conversions of U.S. dollars or Canadian dollars shall be made at an agreed upon exchange rate of 0.6397 U.S. Dollars to one (1) Canadian dollar.

               "Action" shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, governmental inquiry (including any request for information), criminal prosecution, investigation or unfair labor practice charge or complaint.

               "Affiliate" shall mean, as to any one Person, another Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person.

               "Arrangement" shall mean an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Agreement and the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the provisions of this Agreement or made at the direction of the Court in the Final Order.

               "Arrangement Resolution" means the special resolution of the holders of shares of each class of the Company's Stock to be substantially in the form and content of Exhibit A annexed hereto.

               "Articles of Arrangement" means the Articles of Arrangement of the Company in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made.



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               "Assets" shall mean the assets and property owned or used by the
Company.

               "Balance Sheet" shall mean the audited balance sheet of the Company as of September 30, 2001 included in the Financial Statements.

               "Balance Sheet Date" shall mean September 30, 2001.

               "BioMarin Common Shares" shall mean shares of BioMarin's Common Stock, par value U.S.$0.001 per share.

               "Board of Directors" shall mean the board of directors of the Company.

               "Books and Records" shall mean (i) all records and lists pertaining to the Company, or to customers, suppliers or personnel of the Company, (ii) all product, business and marketing plans of the Company and (iii) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by the Company.

               "Canadian GAAP" shall mean Canadian generally accepted accounting principles, consistently applied.

               "Canadian Securities Legislation" shall mean the statutory securities laws in each province of Canada in which shareholders of the Company reside, together with the regulations promulgated thereunder, together with the rules, policies, orders and requirements of the securities regulatory authorities in each such province.

               "CBCA" means the Canada Business Corporations Act as now in effect and as may be amended from time to time prior to the Effective Date.

               "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

               "Commissions" shall mean the securities commissions which administer Canadian Securities Legislation.

               "Company Ancillary Agreement" shall mean that certain amended and restated ancillary agreement which is incorporated herein by reference containing certain exhibits regarding closing deliveries to be made by the parties in order to consummate the Transactions, certain schedules attached thereto as referenced herein and specific additions and exceptions to the representations and warranties made by the Company in Article IV of this Agreement, by and among BioMarin, Newco and the Company as of the date of this Agreement.

               "Company Common Shares" shall mean the common shares of the Company as currently constituted.

               "Company Intellectual Property" shall mean any and all Intellectual Property used in, necessary to the conduct of or being developed by or for the Company's business.



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               "Company Preferred Shares" shall mean the preferred shares,
Series 1 of the Company as currently constituted.

               "Company Shareholders" shall mean the holders of all of the Company Common Shares and Company Preferred Shares.

               "Company Shareholders Meeting" shall mean the special meeting of Company Shareholders, including any adjournment thereof, to be called and held in accordance with the Interim Order to consider the Arrangement.

               "Company Stock Option Plan" means the Company's 1998 stock option plan, including all amendments thereto.

               "Company Stock Options" shall mean all stock options granted by the Company under the Company Stock Option Plan which are outstanding and vested at the Effective Time.

               "Company Technology" shall have the meaning set forth in the Exchangeable Shares Terms.

               "Company Warrants" means all outstanding warrants to purchase Company Common Shares.

               "Contract" shall mean any oral or written agreement, contract, note, loan, evidence of indebtedness, guaranty, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, capital or operating Lease, undertaking, covenant not to compete, employment agreement, license, instrument, obligation or commitment, to which the Company is a party or otherwise bound.

               "Court" shall mean the Supreme Court of British Columbia.

               "Court Order" shall mean any judgment, decision, consent decree, injunction, ruling or order of any Governmental Authority that is binding on any Person or its property under applicable law.

               "Damages" shall mean all costs, losses, Taxes, Liabilities, damages, lawsuits, demands, and expenses (whether or not arising out of third-party claims), including, without limitation, interest, fines, penalties, costs of mitigation, losses in connection with any Environmental Law (including, without limitation, any clean-up or remedial action), losses in connection with any Health Law, other losses resulting from any shutdown or curtailment of operations, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing.

               "Default" shall mean (i) a breach of or default under any Contract, (ii) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, or (iii) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination or acceleration under any Contract.



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               "Director" shall mean the director appointed pursuant to the
CBCA.

               "Effective Date" shall mean the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement.

               "Effective Time" has the meaning ascribed thereto in the Plan of Arrangement.

               "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, restriction, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future.

               "Environmental Law" shall mean any applicable Regulation which regulates or relates to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including, without limitation, protection of the health and safety of employees.

               "Exchangeable Shares" shall mean the Class A preferred shares of Newco without nominal or par value in the capital of Newco with the rights and preferences set forth on Exhibit B hereto (the "Exchangeable Shares Terms").

               "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

               "Exchange Ratio" means the quotient obtained by dividing (i) the amount, as converted to U.S. dollars, by which the aggregate stated capital of the Company of $15,914,752 (as such stated capital may be increased by the aggregate cash exercise prices actually received by the Company after the date of this Agreement and prior to the Effective Time from the exercise of any Company Stock Options outstanding as of the date of this Agreement pursuant to and in accordance with the terms of the Company Stock Option Plan and the related option agreements) exceeds the Preferred Return Amount, divided by the total number of issued and outstanding Company Common Shares and Company Preferred Shares at the Effective Time, by (ii) U.S.$11.50 rounded to the nearest seven decimal places.

               "Fair Market Value" shall mean the average of the closing prices of one (1) BioMarin Common Share on Nasdaq over the twenty (20) business day period concluding on the date for which the "Fair Market Value" is being determined. The term "business day" as used in the immediately preceding sentence means business days on which Nasdaq is open for trading.

               "Final Order" shall mean the final order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed.



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               "Financial Statements" shall mean the audited balance sheets of the Company as of September 30, 2001, 2000 and 1999 and the related audited statements of loss and deficit and cash flows for the fiscal years ended September 30, 2001, 2000 and 1999.

               "Governmental Authority" shall mean any local, state, federal or foreign (i) court, (ii) government or (iii) governmental department, commission, instrumentality, administrative body, board, agency or authority, including any taxing authority.

               "Hazardous Substance" shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludge, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Law.

               "Health Laws" shall mean any applicable Regulations which regulate or relate to health and human safety.

               "HSR Act" shall mean the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

               "Insurance Policies" shall mean the insurance policies of the Company, including but not limited to its policies or binders of fire, liability, property, title, worker's compensation, product liability and other forms of insurance.

               "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, Canadian and other patents (including utility models, supplementary protection certificates and applications therefor) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries ("Patents"); (ii) all inventions (whether patentable or not), improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation embodying or evidencing any of the foregoing ("Trade Secrets"); (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology ("Maskworks"); (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); (vii) all rights in databases and data collections throughout the world; (viii) all Software; and (ix) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

               "Interim Order" means the interim order of the Court in respect of the Arrangement, as contemplated by Section 2.1.



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               "Knowledge" of any party to this Agreement with respect to any fact or other matter shall mean either that (i) such individual is actually aware of such fact or other matter or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

               "Leases" shall mean any lease with respect to personal or real property to which the Company is a party.

               "Liabilities" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

               "Management Information Circular" shall mean the notice of the Company Shareholders Meeting, the accompanying management information circular and form of proxy to be sent to holders of Company Common Shares and Company Preferred Shares in connection with the Company Shareholders Meeting, including all appendices thereto.

               "Material Adverse Effect" or "Material Adverse Change" shall mean, (i) with respect to the Company, any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate with other changes, effects, events or occurrences, a material adverse impact on the business, financial position, assets, results of operations or prospects of the Company, and (ii) with respect to BioMarin, any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate with other changes, effects, events or occurrences, a material adverse impact on the business, financial position, assets, results of operations or prospects of BioMarin and its Subsidiaries, taken together as a whole; provided, however, that a Material Adverse Effect or Material Adverse Change with respect to either the Company or BioMarin shall not include any change or effect resulting from significant downward movement in the U.S. or Canadian financial markets.

               "New BioMarin Product" shall have the meaning set forth in the Exchangeable Shares Terms.

               "Ordinary Course" shall mean with respect to any party hereto, the ordinary course of the business conducted by that party consistent with the past practice of that party.

               "Organizational Documents" shall mean the Company's Articles, By-laws, shareholder agreements, agreements providing for rights of first refusal, preemptive rights or options with respect to the purchase of stock, other securities or assets, and all other documents and contracts, and all amendments and supplements to any of the foregoing, relating to the organization, ownership, management or structure of the Company.

               "Permits" shall mean all certificates of need, licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority necessary for the conduct of, or relating to the Company.



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               "Permitted Encumbrances" shall mean liens for any Taxes not yet due and payable as to which adequate reserves have been established in the Books and Records, including, without limitation, on the Balance Sheet.

               "Person" shall mean any natural person, corporation, business trust, association, company, partnership, limited liability company, joint venture, Governmental Authority and any other entity.

               "Plan of Arrangement" shall mean the plan of arrangement substantially in the form and content of Exhibit C annexed hereto and any amendments or variations thereto made in accordance with the provisions of this Agreement or made at the direction of the Court in the Final Order and which are acceptable to BioMarin and the Company.

               "Preferred Exchange Ratio" means the quotient obtained by dividing (i) the Preferred Return Amount, as converted to U.S. dollars, divided by the total number of issued and outstanding Company Preferred Shares at the Effective Time by (ii) U.S.$11.50, rounded to the nearest seven decimal places.

               "Preferred Return Amount" shall mean $10,021,328, which amount is four (4) times the aggregate stated capital of the Company Preferred Shares at the date of this Agreement.

               "Regulations" shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, and orders of any Governmental Authority.

               "Representative" shall mean any officer, director, principal, attorney, agent, employee, consultant or other representative.

               "SEC" shall mean the United States Securities and Exchange Commission.

               "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

               "Securities Exemption Orders" shall mean orders of the Commissions exempting the trades contemplated by the Plan of Arrangement from the registration and prospectus requirements of applicable Canadian Securities Legislation, including but not limited to the distribution of Exchangeable Shares and BioMarin Common Shares as the case may be, the distribution of any securities upon the conversion or exchange of such securities in accordance with their terms (including in connection with the exchange of the Company Stock Options and Company Warrants), or the resale by holders of any securities distributed to them pursuant to the Arrangement or upon the conversion or exercise of any security issued to them pursuant to the Plan of Arrangement, including but not limited to the resale of BioMarin Common Shares.

               "Significant Business Associate" shall mean any Person (other than the Company or any employee of the Company) with which the Company has consummated or entered into any Contract providing for, or with respect to which the Company has performed, any transaction or series of similar transactions involving since January 1, 2001 Liabilities of at least $50,000 to the Company or any such transaction or series of transactions currently proposed or anticipated involving at least such amount.



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               "Software" shall mean computer software, programs and databases in any form, including Internet web sites, web content and links, Uniform Resource Locators, domain names, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms and data formats, all versions, updates, corrections, enhancements and modifications thereof and all related documentation, developer notes, comments and annotations.

               "Stock" of any Person shall mean capital stock, membership or economic interests or participations or other equivalents of or interests in (however designated) equity of such Person, securities exchangeable for or convertible into any of the foregoing and options, warrants, preemptive rights, rights of first refusal and all other rights to acquire any of the foregoing.

               "Subsidiary" shall mean, with respect to any non-natural Person, any other non-natural Person in which such non-natural Person then owns directly or indirectly Stock possessing 50% or more of the total combined voting power of all classes of Stock of such other non-natural Person.

               "Tax" shall mean any tax, levy, impost, fee, assessment or other government charge, including, without limitation, income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including, without limitation, interest, penalties and additions, in connection therewith.

               "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Regulation relating to any Tax.

               "Technology and Know-How" shall mean all Trade Secrets, engineering information, specifications, designs, drawings, processes and quality control data, computer hardware, management information systems, Software and any other intangible property and applications for the same used or held for use by the Company.

               "Transactions" shall mean the transactions contemplated by this Agreement.

               "U.S. GAAP" shall mean United States generally accepted accounting principles, consistently applied.

        1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

            Term                                         Section

            Agreement                                    Preamble



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            Term                                         Section

            Ancillary Agreements                         8.7
            BioMarin                                     Preamble
            BioMarin Nova Scotia                         Recital A
            BioMarin Option                              2.11(a)
            BioMarin Option Plan                         2.11(a)
            BioMarin SEC Documents                       5.4
            BioMarin Warrant                             2.11(b)
            CBCA                                         Recital B
            Certificates                                 2.7(a)
            Claim                                        9.2(d)
            Claim Notice                                 9.2(d)
            Closing                                      3.1(a)
            Company                                      Preamble
            Company Option Plans                         4.2
            Company Stock Options                        4.2
            Confidential Information                     10.13
            Delivery                                     Preamble
            Dispute                                      10.5(a)
            Dispute Notice                               10.5(a)
            Dissenters' Rights                           2.5(a)
            Dissenting Shares                            2.5(a)
            Employee Plans                               4.20
            Escrow                                       2.7(d)
            Escrow Agreement                             2.7(d)
            Escrowed Shares                              2.7(d)
            First Amendment Agreement                    Preamble
            General Release                              8.6
            Material Breach                              10.1(a)(iii)
            New Company Products                         6.6
            Original Agreement                           Preamble
            Other Filings                                6.7(a)
            Proposed Acquisition Transaction             6.2(a)
            Report                                       6.4(b)
            Required Company Shareholder Vote            2.2(b)
            Shareholders' Representative                 2.7(d)(ii)
            Shareholders' Representative Agreement       2.7(d)(ii)
            Suspension Period                            2.6(b)(ii)
            Termination Date                             10.1(a)
            Warrant Holder                               2.11(b)
            Warrant Shares                               2.11(b)



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                                   ARTICLE II
                                 THE ARRANGEMENT

        2.1 Implementation Steps by the Company. The Company covenants in favor of BioMarin and Newco that the Company shall:

               (a) as soon as reasonably practicable, apply in a manner acceptable to BioMarin under Section 192 of the CBCA for the Interim Order, and thereafter proceed with and diligently pursue the obtaining of the Interim Order;

               (b) convene and hold the Company Shareholders Meeting for the purpose of considering the Arrangement Resolution (and for any other proper purpose as may be set out in the notice for such meeting);

               (c) subject to obtaining such shareholder approval as is required by the CBCA and the Interim Order, diligently pursue the application to the Court for the Final Order; and

               (d) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favor of the Company, file with the Director Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

        2.2 Interim Order. The notice of motion for the application referred to in Section 2.1(a) shall request that the Interim Order provide:

               (a) for the class or classes of Persons to whom notice is to be provided in respect of the Arrangement and the Company Shareholders Meeting and for the manner in which such notice is to be provided;

               (b) that the requisite shareholder approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by holders of Company Common Shares and Company Preferred Shares, in each case voting separately as a class and present in Person or by proxy at the Company Shareholders Meeting (the "Required Company Shareholder Vote");

               (c) that, in all other respects, the terms, restrictions and conditions of the by-laws and articles of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Shareholders Meeting; and

               (d) for the grant of the Dissenters' Rights.

        2.3 Effect of the Arrangement. At the Effective Time, the effect of the Arrangement shall be as provided in this Agreement and the Plan of Arrangement and the applicable provisions of the CBCA.



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        2.4    Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Arrangement, the following shall occur:

               (a) Exchange of Company Common Shares and Company Preferred Shares. A part of each Company Preferred Share issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares (as defined in and to the extent provided in Section 2.5), will be automatically exchanged (subject to Section 2.4(d)) for the right to receive the product of
(X) one (1) BioMarin Common Share multiplied by (Y) the Preferred Exchange Ratio. Each Company Common Share and a part of each Company Preferred Share issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares (as defined in and to the extent provided in Section 2.5) will be automatically exchanged (subject to Section 2.4(d)) for (i) the right to receive the product of (X) one (1) BioMarin Common Share multiplied by (Y) the Exchange Ratio and (ii) one Exchangeable Share. After giving effect to the two foregoing sentences, each Company Common Share and each Company Preferred Share shall have been exchanged in full. Section 2.4 of the Company Ancillary Agreement sets forth the number of BioMarin Common Shares issuable pursuant to this Agreement to each Company Shareholder based upon the Exchange Ratio and the Preferred Exchange Ratio; provided, however, in the event that the Exchange Ratio is recalculated as a result in any increase in the stated capital of the Company by the aggregate cash exercise prices actually received by the Company after the date of the this Agreement and prior to the Effective Time from the exercise of any Company Stock Options outstanding as of the date of this Agreement pursuant to and in accordance with the terms of the Company Stock Option Plan and the related option agreements, then the parties acknowledge and agree that Section 2.4 of the Company Ancillary Agreement shall be correspondingly updated.

               (b) Stock Options. At the Effective Time, options to purchase Company Common Shares then outstanding and vested under any Company Option Plan shall be assumed or replaced by BioMarin in accordance with Section 2.11 hereof.

               (c) Warrants. At the Effective Time, the Company Warrants then outstanding shall be replaced by BioMarin in accordance with Section 2.11 hereof.

               (d) Fractional Shares. No fraction of a share of an Exchangeable Share or a BioMarin Common Share will be issued by virtue of the Arrangement. In lieu of any fractional BioMarin Common Share, each holder of Company Common Shares or Company Preferred Shares who would otherwise be entitled to a fraction of a share of a BioMarin Common Share (after aggregating all fractional shares of BioMarin Common Shares that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates(s) (as defined in Section 2.6) receive from Newco an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of such fraction, multiplied by U.S.$11.50.

        2.5    Dissenting Shares.

               (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Company Common Shares or Company Preferred Shares who has demanded and perfected appraisal and dissent rights ("Dissenters' Rights") in respect of such Company Common Shares or Company Preferred Shares in accordance with the Interim Order



                                       12                      Execution Version
or the CBCA and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal and dissent rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Exchangeable Shares or BioMarin Common Shares pursuant to Section 2.4, but the holder thereof shall only be entitled to such rights as are granted by the Interim Order or the CBCA, as the case may be.

               (b) Notwithstanding the provisions of subsection (a), if any holder of Company Common Shares or Company Preferred Shares who demands appraisal of such shares under the CBCA shall effectively withdraw (or otherwise by law not be entitled to) the right to appraisal, then, as of the Effective Time, such holder's shares shall automatically be converted into and represent only the right to receive Exchangeable Shares and BioMarin Common Shares, as the case may be, without interest thereon, upon surrender of the certificate representing such shares.

               (c) The Company shall give BioMarin (i) prompt notice of any written demands for appraisal of any Company Common Shares or Company Preferred Shares, withdrawals of such demands, and any other instruments served pursuant to the CBCA and received by the Company which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal and dissent under the CBCA. The Company shall not, except with the prior written consent of BioMarin, voluntarily make any payment with respect to any demands for appraisal of Company Common Shares or Company Preferred Shares or offer to settle or settle any such demands.

        2.6    Securities Compliance; Registration.

               (a) Securities Compliance. BioMarin shall use commercially reasonable efforts to obtain any and all orders required from the Commissions in the provinces of British Columbia and Ontario to permit the issuance and first resale of (a) BioMarin Common Shares and Exchangeable Shares issued pursuant to the Arrangement, (b) the BioMarin Common Shares, if any, to be issued upon exchange of the Exchangeable Shares from time to time, and (c) the BioMarin Common Shares to be issued from time to time upon exercise of the BioMarin Options and BioMarin Warrants, in each case without qualification with or approval of or the filing of any prospectus or similar document or the taking of any other proceeding in connection therewith.

               (b) Registration.

                   (i) In the event that Newco or BioMarin Nova Scotia determines to deliver its Redemption Price or Redemption Call Purchase Price (as such terms are defined in the Exchangeable Shares Terms) by issuing BioMarin Common Shares to the Company Shareholders pursuant Section 5.3 of the Exchangeable Shares Terms, such issuance shall occur pursuant to an exemption from registration or pursuant to an effective registration statement under the Securities Act. If such shares are issued pursuant to an exemption from registration under the Securities Act, then within fifteen (15) days after the Redemption Date (as defined in the Exchangeable Shares Terms), BioMarin shall prepare and file a registration statement on Form S-3 under the Securities Act, covering the resale of such BioMarin Common Shares and



                                       13                      Execution Version
shall use its commercially reasonable efforts to cause such registration statement to become effective as expeditiously as possible and to remain effective until the earliest to occur of (i) the date the BioMarin Common Shares covered thereby have been sold, (ii) the date by which all BioMarin Common Shares covered thereby may be sold under Rule 144 without restriction as to volume, or (iii) the date which is the twenty-fourth month anniversary of such Redemption Date.

                   (ii) Following the effectiveness of a registration statement filed pursuant to this section, BioMarin may, at any time, suspend the effectiveness of such registration for up to sixty (60) days, as appropriate (a "Suspension Period"), by giving notice to the Company Shareholders, if BioMarin shall have determined that BioMarin may be required to disclose any material corporate development which disclosure may have a material adverse effect on BioMarin or any of its Subsidiaries.

                   (iii) When BioMarin files a registration statement with respect to BioMarin Common Shares under the Securities Act pursuant to Section 2.6(b), BioMarin will, at its expense, as expeditiously as possible:

                         (1) In accordance with the Securities Act and the rules
and regulations of the SEC, prepare and file in accordance with Section 2.6(b), with the SEC a registration statement with respect to such BioMarin Common Shares and use its commercially reasonable efforts to cause such registration statement to become and remain effective for the period described in Section 2.6(b)(i), and prepare and file with the SEC such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such period;

                         (2) Furnish to the Persons participating in such
registration such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such Persons may reasonably request in order to facilitate the public offering of such BioMarin Common Shares;

                         (3) Notify such Persons participating in the
registration, promptly after it shall receive notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

                         (4) Notify such Persons participating in the
registration promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

                         (5) Prepare and promptly file with the SEC, and
promptly notify such Persons participating in the registration of the filing of, such amendments or supplements to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event has occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and



                                       14                      Execution Version

                         (6) Advise such Persons participating in the
registration, promptly after it shall receive notice or obtain Knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

                   (iv) With respect to any registration effected pursuant to this section, all fees, costs and expenses of and incidental to such registration shall be borne by BioMarin; provided, however, that, the Persons participating in the registration shall bear their own legal fees and all underwriting discounts and commissions.

        2.7    Surrender of Certificates.

               (a) Exchange Procedures. Promptly after the Effective Time, each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding Company Common Shares or Company Preferred Shares, shall be required to send to Newco (i) a duly completed and validly executed letter of transmittal in substantially the same form attached hereto as Exhibit D, together with the Certificates and any Company Warrants held by such holder, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing BioMarin Common Shares, Exchangeable Shares and cash in lieu of any fractional shares pursuant to Section 2.4(d), as appropriate. Upon surrender of Certificates to Newco or to such other agent or agents as may be appointed by BioMarin, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor, subject to the escrow provisions set forth in Section 2.7(d) below, certificates representing the number of whole shares of Exchangeable Shares and BioMarin Common Shares, as appropriate, into which their Company Common Shares or Company Preferred Shares were exchanged at the Effective Time, together with payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 2.4(d), and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 2.4(d), to evidence only the ownership of the number of full Exchangeable Shares or BioMarin Common Shares into which such Company Common Shares or Company Preferred Shares are entitled to be exchanged and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with
Section 2.4(d).

               (b) Required Withholding. Newco shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Shares or Company Preferred Shares such amounts as may be required (as advised by tax counsel for BioMarin) to be deducted or withheld therefrom under the Code, the Income Tax Act (Canada) or under any provision of United States or Canadian federal, state, provincial, regional, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.



                                       15                      Execution Version

               (c) No Liability. Notwithstanding anything to the contrary in this Section 2.6, neither BioMarin, the Company, BioMarin Nova Scotia nor Newco nor any party hereto shall be liable to a holder of BioMarin Common Shares or Exchangeable Shares, Company Common Shares or Company Preferred Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (d) Escrow.

                   (i) On or prior to the Effective Time, Newco, BioMarin, the Shareholders' Representative (as defined below) and U.S. Bank Trust National Association, as escrow agent, shall execute an escrow agreement (the "Escrow Agreement") in the form of Exhibit E attached hereto with respect to all the BioMarin Common Shares and Exchangeable Shares to be issued to the Company Shareholders in exchange for Company Common Shares and Company Preferred Shares as of the Effective Date (the "Escrowed Shares"). Certificates representing the Escrowed Shares shall be issued in the names of the Company Shareholders in accordance with Section 2.4(a) and Section 2.7(a) above and shall be delivered by Newco into an escrow (the "Escrow") pursuant to the terms of the Escrow Agreement.

                   (ii) Ventures West Management VI Ltd. (the "Shareholders' Representative") will be appointed pursuant to that certain Shareholders' Representative Agreement to be entered into by and among the Majority Shareholders (as such term is defined in the Escrow Agreement) prior to the Effective Time (the "Shareholders' Representative Agreement") to serve as agent and representative of each Majority Shareholder (as such term is defined in the Escrow Agreement), for and on behalf of such Majority Shareholder. Such Shareholders' Representative shall be empowered by the Shareholders' Representative Agreement to perform its obligations and responsibilities under the Escrow Agreement. If the Shareholders' Representative or its agent shall notify BioMarin of such Shareholders' Representative's intent to resign as the Shareholders' Representative, the Shareholders' Representative shall appoint a successor Shareholders' Representative within thirty (30) days, which successor shall be acceptable to BioMarin in its reasonable discretion.

                   (iii) A decision, act, consent or instruction of the Shareholders' Representative shall constitute a decision of all of the Majority Shareholders with respect to the Escrow Agreement and this Agreement, and shall be final, binding and conclusive upon each Majority Shareholder. BioMarin, Newco and the Company may rely upon any decision, act, consent or instruction of the Shareholders' Representative as being the decision, act, consent or instruction of each and all of the Majority Shareholders. BioMarin, Newco and the Company are relieved from any liability to any Person for any acts done by any or all of them in accordance with or pursuant to such decision, act, consent or instruction.

        2.8 No Further Ownership Rights in Company Common Shares or Company Preferred Shares . All Exchangeable Shares and BioMarin Common Shares issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 2.4(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Shares and Company Preferred Shares, and, following the Effective Time, there shall be no further registration of transfers on the records of the Company of Company Common Shares or Company Preferred Shares which were outstanding immediately



                                       16                      Execution Version
prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Company for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to the Plan of Arrangement.

        2.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Company shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the Exchangeable Shares or BioMarin Common Shares into which the Company Common Shares or Company Preferred Shares represented by such Certificates were exchanged pursuant to Section 2.4, and cash for fractional shares, if any, as may be required pursuant to Section 2.4(d); provided, however, that Newco may, in its discretion and as a condition precedent to the issuance of such certificates representing Exchangeable Shares or BioMarin Common Shares and cash, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Newco with respect to the Certificates alleged to have been lost, stolen or destroyed.

        2.10 Tax Consequences. It is intended by the parties hereto that the Arrangement shall, for United States income tax purposes, constitute a taxable disposition of Company Common Shares and Company Preferred Shares by Company Shareholders subject to United States income tax and shall, for Canadian income tax purposes, qualify, within prescribed limits, for an election pursuant to
Section 85 of the Income Tax Act (Canada)

        2.11   Company Stock Options and Company Warrants.

               (a) Company Stock Options. BioMarin and the Company shall provide that on the Effective Date each Company Stock Option shall be exchanged for an option to purchase BioMarin Common Shares as provided in Section 2.11 of the Company Ancillary Agreement (a "BioMarin Option") and pursuant to BioMarin's 1997 Stock Plan, as amended on December 22, 1998 (the "BioMarin Option Plan"), as shares issuable upon exercise of options granted under such BioMarin Option Plan were registered on a registration statement on Form S-8 under the Securities Act. All stock options granted by the Company which have not vested at the Effective Time will be cancelled automatically at the Effective Time without the need for any action by the Company or any other party. From and after the Closing, there shall be no Company Stock Options outstanding.

               (b) Company Warrants. BioMarin and the Company shall provide that on the Effective Date each outstanding Company Warrant shall be exchanged for a warrant to purchase BioMarin Common Shares (such shares, "Warrant Shares") as provided in Section 2.11 of the Company Ancillary Agreement in the form attached as Exhibit F to the Company Ancillary Agreement (a "BioMarin Warrant"). BioMarin shall notify each holder (a "Warrant Holder") of a BioMarin Warrant or Warrant Shares, in writing at least ten (10) days prior to filing any registration statement pursuant to Section 2.6(b) above, and will afford each Warrant Holder an opportunity to include in such registration statement all or any part of the Warrant Shares then held by such Warrant Holder. Such right shall be exercisable by each Warrant Holder, if at all, by the delivery of written notice by such Warrant Holder to BioMarin within five (5) days after receipt of the above-described notice from BioMarin, informing BioMarin of the number of



                                       17                      Execution Version

Warrant Shares such Warrant Holder wishes to include in such registration statement. If a Warrant Holder does not deliver such notice within such five (5) day period, such Warrant Holder shall not have any right to include any of its Warrant Shares in such registration statement thereafter filed by BioMarin. All expenses (other than each Warrant Holder's legal fees and expenses and all underwriting discounts and commissions) related to such registration of a Warrant Holder's Warrant Shares shall be paid by BioMarin.

               (c) Further Assurances. The Company and BioMarin shall take all action that may be necessary (under the option agreements and otherwise) to effectuate the provisions of this Section 2.11. As soon as practicable after the Closing, BioMarin shall deliver to holders of Company Stock Options and Company Warrants appropriate notices setting forth such holders' rights pursuant to the BioMarin Option Plan, if applicable, and the agreements evidencing the grants of such BioMarin Options and BioMarin Warrants.

        2.12 Transfer Taxes and Fees. The Company shall be responsible for all documentary and transfer taxes and all sales or use taxes imposed by reason of the transfer of Company Common Shares and Company Preferred Shares (but specifically excluding any tax based on or measured with respect to income or gain) and any deficiency, interest or penalty asserted with respect thereto. The Company shall pay the fees and costs of recording or filing all applicable conveyancing instruments for such transfer.

                                   ARTICLE III
                                     CLOSING

        3.1    Closing.

               (a) In General. The consummation of the Arrangement (other than obtaining the Final Order and the filing with the Director of the Articles of Arrangement) shall occur at the closing contemplated herein (the "Closing") which shall be held at 9:00 a.m. local time on such date mutually agreed upon by the parties hereto, which date shall not be before the satisfaction or waiver of all of the conditions specified in Articles VII and VIII hereof and not later than the Termination Date, at the offices of Paul, Hastings, Janofsky & Walker LLP located at 345 California Street, Twenty-Ninth Floor, San Francisco, California.

               (b) Form of Instruments. To the extent that a form of any document to be delivered hereunder is not attached as an exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner reasonably satisfactory to BioMarin.

               (c) Deliveries. The Company will, at the Closing, deliver to BioMarin the documents required by Article VIII.

               (d) Consents. To the extent not already delivered on or before the date hereof, the Company shall deliver to BioMarin at the Closing all Permits and any other third party consents contemplated or described herein or in the Company Ancillary Agreement.



                                       18                      Execution Version

               (e) Resignations. The Company shall deliver to BioMarin at the Closing written resignations, effective as of the Effective Date, of each director and officer of the Company.

               (f) Plan of Arrangement. Each party hereto shall comply with the terms of the Plan of Arrangement.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to BioMarin and Newco as follows:

        4.1    Organization of the Company; Organizational Documents.

               (a) The Company is duly organized, validly existing and in good standing under the laws of Canada, with full power and authority to own and lease its properties and assets and to conduct its business as currently conducted and as proposed to be conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary. The Company has not conducted business in any jurisdiction other than British Columbia, Canada.

               (b) Section 4.1(b) of the Company Ancillary Agreement contains a true, correct and compete list of all of the Organizational Documents of the Company. Copies of all of the Organizational Documents of the Company have heretofore been delivered or made available to BioMarin, and as so delivered or made available are accurate and complete.

        4.2 Capitalization. The authorized capital Stock, the total issued and outstanding Stock, the name of each shareholder and the number of shares held by each shareholder of the Company is set forth in Section 4.2 of the Company Ancillary Agreement. All of the issued and outstanding Stock of the Company is duly authorized, validly issued, fully paid, nonassessable and free of all preemptive or similar rights. One Million Eight Hundred Thirty-Eight Thousand Three Hundred Eighty-Four (1,838,384) shares of the Company's Stock have been reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options and warrants granted by the Company to purchase shares of the Company's Stock. Section 4.2 of the Company Ancillary Agreement contains a complete and correct list of: (a) all of the Company's stock option plans; (b) all holders of options to acquire shares of the Company's Stock, including such person's name, the number of options (vested, unvested and total) held by such person, the stock option plan pursuant to which the option was granted, the remaining term for vesting of such options and the exercise price for each such option; and (c) all holders of warrants to acquire shares of the Company's Stock, including such person's name, the number of shares of the Company's Stock subject to each such warrant and the exercise price for each such warrant. Except as set forth in Section 4.2 of the Company Ancillary Agreement, there are no existing options, warrants, right, calls or commitments of any character relating to the Company's Stock. There are no outstanding securities or other instruments convertible into or exchangeable for the Company's Stock and there are no commitments to issue any such securities or instruments. No Person has any right of first refusal, preemptive right, subscription



                                       19                      Execution Version
right or similar right with respect to any Stock of the Company. There are no stock plans, stock appreciation rights, phantom stock rights or any rights of a similar nature that would require any Person to pay cash or issue any securities as a result of or in connection with the Transactions or otherwise give any Person any right to or in respect of any security of BioMarin. All of the outstanding shares of the Company's Stock were issued in compliance with all applicable Regulations, including, without limitation, all applicable securities laws.

        4.3 Subsidiaries. The Company does not own or control any Stock of any Person. The Company is not a participant in, or member or equity or debt holder of, any joint venture, partnership or similar arrangement.

        4.4 Authorization. The Company has all requisite power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, the Ancillary Agreements and to perform its obligations hereunder and under any other agreement contemplated hereby and, subject to obtaining the Required Company Shareholder Vote and the approval of the Court to the Arrangement, to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements by the Company and, subject to obtaining the Required Company Shareholder Vote and the approval of the Court to the Arrangement, the consummation by the Company of the Transactions have been duly approved by all corporate action of the Company. No other corporate proceedings on the part of the Company is necessary to authorize its execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions (other than all proceedings related to the approval of the Arrangement by the Required Company Shareholder Vote and Court approval of the Arrangement). This Agreement and the Ancillary Agreements have been duly executed and delivered by the Company and each of this Agreement and each Ancillary Agreement is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

        4.5 Absence of Certain Changes or Events. Since the Balance Sheet Date, except as set forth in Section 4.5 of the Company Ancillary Agreement, there has not been any:

               (a) Material Adverse Change;

               (b) change in accounting methods, principles or practices affecting in any material respect the Company;

               (c) damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Company;

               (d) cancellation of any indebtedness or waiver or release of any right or claim of the Company in excess of $10,000 in the aggregate;



                                       20                      Execution Version

               (e) declaration, setting aside, or payment of dividends or distributions by the Company, or any redemption, purchase or other acquisition of any securities of the Company;

               (f) increase in the rate of compensation payable or to become payable to any Representative of the Company (other than compensation increases for non-officer employees of the Company made in the Ordinary Course) including, without limitation, the making of any loan (except travel advances, if any, made in reasonable amounts and in the Ordinary Course) to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such Person, or the addition to, modification of, or contribution to any Plan or other arrangement to which the Company is a party or otherwise is bound;

               (g) Material Adverse Change in employee relations which has or is reasonably likely to have a Material Adverse Effect;

               (h) amendment (except in the Ordinary Course), cancellation or termination of any material Contract, transaction or Permit relating to the Company or to which the Company is a party, or entry by the Company into any Contract or transaction which is not in the Ordinary Course, including, without limitation, any employment or consulting agreements;

               (i) mortgage, pledge or other material Encumbrance of any of the Assets, other than Permitted Encumbrances;

               (j) sale, assignment or transfer of any of the Assets;

               (k) incurrence of indebtedness by the Company for borrowed money or commitment to borrow money entered into by the Company or loans made or agreed to be made by the Company or indebtedness guaranteed by the Company;

               (l) incurrence by the Company of any Liabilities (except Liabilities incurred in the Ordinary Course not in excess of an aggregate of $10,000);

               (m) payment, discharge or satisfaction of any Liabilities of the Company other than the payment, discharge or satisfaction in the Ordinary Course;

               (n) capital expenditure by the Company in excess of $10,000 in the aggregate, or the incurring of any obligation by Company to make any capital expenditure in excess of $10,000;

               (o) failure to pay or satisfy when due or other default in respect of any material Liability of the Company;

               (p) disposition of any Company Intellectual Property which is material to the Company; or

               (q) agreement by the Company to do any of the things described in the preceding clauses (a) through (p) other than as expressly provided for herein.



                                       21                      Execution Version

        4.6 Encumbrances. To the Knowledge of the Company, each Company Shareholder owns all of its Company Common Shares and Company Preferred Shares, free and clear of all Encumbrances; provided, however, that the Company has made no inquiry of any Company Shareholder other the Majority Shareholders (as such term is defined in the Escrow Agreement) with respect to this representation. Upon consummation of the Transactions, BioMarin shall be the owner, beneficially and of record, of all the Company's Common Shares and Company Preferred Shares, free and clear of all Encumbrances.

        4.7 Condition of the Assets. All tangible Assets of the Company are in good operating condition and repair and are usable in the Ordinary Course and conform to all applicable Regulations (including Environmental Laws and Health
Laws) relating to their construction, use and operation, except where the failure to so conform would not have a Material Adverse Effect.

        4.8    Contracts and Commitments.

               (a) Contracts. Section 4.8 of the Company Ancillary Agreement sets forth a complete and accurate list of all Contracts of the following categories:

                   (i) Contracts not made in the Ordinary Course;

                   (ii) Employment contracts and severance agreements;

                   (iii) Labor or union contracts;

                   (iv) Distribution, franchise, license, technical assistance, sales, commission, consulting, or other Contracts that individually (A) since January 1, 2001 have involved revenues or Liabilities in excess of $20,000, (B) are known by the Company to involve future estimated annual revenues in excess of $20,000, (C) involve future annual expenditures or Liabilities, actual or potential, estimated to be in excess of $20,000, (D) terminate or expire at any time after the first anniversary of the Effective Date, or (E) are otherwise material to the Company;

                   (v) Promissory notes, loans, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether the Company is the borrower, lender, guarantor or grantor thereunder;

                   (vi) Contracts containing covenants limiting the freedom of the Company or any shareholder, officer, director, partner or employee of the Company to engage in any line of business, to perform or render to any Person any service or to compete with any Person;

                   (vii) Any Contract with any Governmental Authority;

                   (viii) Leases of real property;



                                       22                      Execution Version

                   (ix) Leases of personal property not cancelable (without Liability) within thirty (30) calendar days or which have aggregate annual lease payments in excess of $20,000;

                   (x) Contracts entered into in settlement of any Action or threatened Action;

                   (xi) Contracts involving rights of first refusal, first offer, first negotiation, first look or similar rights that the Company has granted to third parties;

                   (xii) Contracts not cancelable (without Liability) on less than thirty (30) days notice by the Company.

                   The Company has delivered or made available to BioMarin true, correct and complete copies of all of the written Contracts listed in Section
4.8 of the Company Ancillary Agreement, including all amendments and supplements thereto, and has provided to BioMarin true, correct and complete summaries of all of the oral Contracts described above, including all amendments and supplements thereto.

               (b) All of the Contracts are valid, binding and enforceable upon the Company and, to the Knowledge of the Company, each other party thereto in accordance with their terms (except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefore may be brought), except as could not reasonably be anticipated, individually or in the aggregate, to have a Material Adverse Effect. The Company has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its obligations under such Contracts, except where a failure to do so (either in any individual Contract or in the aggregate) could not reasonably be anticipated to have a Material Adverse Effect. The Company is not, and, to the Knowledge of the Company, no other party is, in Default with respect to any such Contract, which Default would be reasonably likely to have a Material Adverse Effect, either individually or in the aggregate, and no notice of any claim of material Default has been given to the Company.

        4.9    Permits; Consents and Approvals.

        (a) Section 4.9 of the Company Ancillary Agreement sets forth a complete list of all Permits material to the Company. The Company has, and at all times has had, all Permits required under any Regulation (including Environmental Laws and Health Laws) in connection with the operations of the Company except where the failure to have any such Permit would not have a Material Adverse Effect. The Company is not in Default, nor has it received any notice of any claim of Default, with respect to any such Permit. Except as set forth in Section 4.9 of the Company Ancillary Agreement, no such Permit which is material to the Company will be adversely affected by the completion of the Transactions. No present or former shareholder or Representative of the Company or any Affiliates thereof, or any other Person, owns or has any



                                       23                      Execution Version
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proprietary, financial or other interest (direct or indirect) in any Permit which the Company owns, possesses or uses.

               (b) No notice to, declaration, filing or registration with, or Permit or consent from, any Governmental Authority, or any other Person, is required to be made or obtained by the Company in connection with the execution, delivery or performance of this Agreement and the consummation of the Transactions.

        4.10 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions, nor compliance by the Company with any of the provisions hereof, will (a) violate or conflict with any provision of any Organizational Document of the Company, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or the loss of a material benefit under, or result in the incurrence of any Liability under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the Assets under any of the terms, conditions or provisions of any Contract or material Permit (i) to which the Company is a party or (ii) by which any of the Assets are bound or affected; unless in each case such violation, conflict, Default, termination, acceleration, Liability, or Encumbrance would not, when taken individually, or together with other violations, conflicts, Defaults, terminations, accelerations, Liabilities, or Encumbrances in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) violate any Regulation or Court Order, or (d) impose any Encumbrance (other than a Permitted Encumbrance) on any of the Assets.

        4.11 Financial Statements. True and complete copies of the Financial Statements are attached to the Company Ancillary Agreement under Section 4.11 thereto. The Financial Statements (a) are derived from the books and records of the Company, (b) fairly present the financial position of the Company as described therein as of the respective dates thereof and the results of operations, changes in shareholders' equity and cash flows of the Company for the periods covered thereby and (c) are true and correct in all material respects. The Financial Statements were prepared in accordance with Canadian GAAP.

        4.12 Books and Records. The minute books of the Company, true and complete copies of which have been delivered to BioMarin, are complete and correct in all material respects.

        4.13 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against, related to or affecting the Company (including with respect to Environmental Laws and Health Laws) or that seek to delay, limit or enjoin the Transactions. The Company is not subject to any Court Order and is not in Default with respect to any Court Order that relates to the Company, and there are no unsatisfied judgments against the Company. There are no Court Orders or agreements with, or liens by, any Governmental Authority or quasi-governmental entity relating to any Environmental Law or Health Law which regulate, obligate, bind or in any way affect the Company.

        4.14 Labor Matters. The Company is not a party to any labor agreement with respect to any of its employees. The Company has not experienced any attempt by organized labor or its



                                       24                      Execution Version
representatives to make it conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover its employees. There is no labor strike or labor disturbance pending or, to the Company's Knowledge, threatened against the Company by any of its employees, nor is any grievance currently being asserted. The Company has not experienced a work stoppage or other labor difficulty by its employees or former employees. The Company is not engaging nor has engaged in any conduct that could reasonably be anticipated to be deemed an unfair labor practice. Set forth in
Section 4.14 of the Company Ancillary Agreement are the names and current annual base salary rates of all present employees of the Company, their bonus compensation for the year ending December 31, 2000 and bonus compensation paid, expected to be payable or otherwise accrued with respect to the year ending December 31, 2001.

        4.15 Liabilities. Except as set forth in Section 4.15 of the Company Ancillary Agreement, the Company does not have any Liabilities, except (a) Liabilities which are set forth or reserved for on the Balance Sheet, which have not been paid or discharged since the Balance Sheet Date and (b) Liabilities not exceeding $5,000 individually or $10,000 in the aggregate incurred since the Balance Sheet Date in the Ordinary Course.

        4.16 Compliance with Law. The Company has not violated and is in compliance with all applicable Regulations and Court Orders relating to the Company, unless such violations or failures to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect. The Company has not received any notice or otherwise been advised that it is not in compliance with any such Regulations or Court Orders. The Company has no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing, unless, individually and in the aggregate, such violations would not have a Material Adverse Effect.

        4.17 No Brokers. Except as set forth in Section 4.17 of the Company Ancillary Agreement, neither the Company nor any of its respective Representatives, partners or Affiliates has employed or made any agreement with any broker, finder or similar agent or any other Person which will result in the obligation of the Company or BioMarin or any of their respective Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the Transactions.

        4.18 No Other Agreement to Sell the Shares or Assets. Neither the Company nor, to the Knowledge of the Company, any of its officers, directors, Affiliates, or shareholders have any commitment or legal obligation, absolute or contingent, to any other Person other than BioMarin to sell, assign, transfer or effect a sale of any of the Shares or the Assets or any portion thereof, to effect any merger, consolidation, liquidation, dissolution or other reorganization, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

        4.19   Intellectual Property.

               (a) The Company owns, licenses or has other valid rights, title and interest, free and clear of all Encumbrances, to use the Company Intellectual Property and the Technology and Know-How, without infringing upon or otherwise acting adversely to the right



                                       25                      Execution Version
or claimed right of any third party, except where the failure to so own, license or have such rights would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 4.19(a) of the Company Ancillary Agreement sets forth all domestic and foreign Patents, Copyrights, Maskworks, Trademarks, and licenses with respect to the foregoing, included in the Company Intellectual Property. All of the Company Intellectual Property and Technology and Know-How are valid and enforceable rights of the Company and will not cease to be valid and in full force and effect by reason of the execution and delivery of this Agreement or the consummation of the Transactions.

               (b) Section 4.19(a) of the Company Ancillary Agreement identifies the owner or licensor of all Company Intellectual Property. The Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Company Intellectual Property. Upon consummation of the Transactions, Purchaser will be entitled to continue to use all of the Company Intellectual Property without the payment of any fees, licenses or other payments to any Person except as set forth in Section 4.19(a) of the Company Ancillary Agreement.

               (c) To the Company's Knowledge, (i) except with respect to the rights of any licensor under agreements listed on Section 4.19(a) of the Company Ancillary Agreement or as set forth on paragraph 16 of Section 4.19(a) of the Company Ancillary Agreement, no other Person has any right to the Company Intellectual Property or the Technology and Know-How and (ii) the Company has not, and the Company has not received any notice from any Person within the past three (3) years claiming that it has, infringed, misappropriated, violated or otherwise operated adversely to any Intellectual Property of any Person, violated any export control law or regulation, violated the rights of any Person (including rights to privacy or publicity), or conducted unfair competition or trade practices under any applicable laws.

               (d) To the Company's Knowledge, no Person is infringing or misappropriating any rights with respect to the Company Intellectual Property or engaging in other conduct that may diminish or undermine the Company Intellectual Property, such as the disclosure of any of the Confidential Information.

               (e) The Company has taken all reasonable steps to protect its rights in the Technology and Know-How. Without limiting the foregoing, (i) the Company has, and enforces, a policy requiring each of its executive officers and research and development personnel to execute non-competition, confidentiality and non-solicitation agreements, and all such individuals have executed such an agreement, and (ii) each of the Company's employees and other Persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed any of the Technology and Know-How, or who has Knowledge of or access to information about any of the Technology and Know-How, has entered into a written agreement with the Company providing that such Technology and Know-How and other information are proprietary to the Company and are not to be divulged or misused and transferring to the Company, without any further consideration being given therefor, all of such employee's or other Person's right, title and interest in and to such Technology and Know-How and to all Company Intellectual Property with respect to such Technology and Know-How.



                                       26                      Execution Version
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               (f) Except as set forth in Section 4.19(f) of the Company
Ancillary Agreement, the Company has not sold, transferred, assigned, licensed or subjected to any Encumbrance, any Company Intellectual Property or Technology and Know-How, or any interest therein.

        4.20 Employee Benefit Plans. All benefit and compensation plans, contracts, policies or arrangements (other than government-sponsored employee benefit arrangements) covering current or former employees of the Company and current or former directors of the Company, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Employee Plans") are listed on Section 4.20 of the Company Ancillary Agreement. All of the Employee Plans are in compliance with, and have been administered and operated in accordance with, the terms of such Employee Plans and applicable Regulations, except for any failure to so comply, operate or administer the Employee Plans that could not reasonably be expected to have a Material Adverse Effect. With respect to each Employee Plan, a complete and correct copy of the most recent plan document or agreement, all related trust and funding documents, and all amendments thereto; the most recent summary plan description, and all related summaries of material modifications; and all actuarial and financial reports for the last three plan years, where applicable, have been provided or made available to BioMarin. No audit, claim, action or litigation has been made, commenced or, to the Knowledge of the Company, threatened with respect to any Employee Plan. The Company does not have any obligations for retiree health and life benefits under any Employee Plan. The Company may amend or terminate any such retiree plan at any time without incurring any liability thereunder. There has been no amendment to, announcement by the Company relating to, or change in employee participation or coverage under, any Employee Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the Transactions will (a) entitle any employee of the Company to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (b) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any of the Employee Plans, (c) limit or restrict the right of the Company or, after the consummation of the Transactions, Newco or BioMarin to merge, amend or terminate any of the Employee Plans, or (d) cause the Company or, after the consummation of the Transactions, Newco or BioMarin to record additional compensation expense with respect to any outstanding stock option or other equity-based award.

        4.21 Transactions with Affiliates. Except as set forth in Section 4.21 of the Company Ancillary Agreement, no shareholder, member, manager, officer, director or employee of the Company nor any member of any such Person's immediate family or any Person controlled by such Person or in which such Person has a substantial beneficial interest, is presently, or within the prior two years has been, a party to any transaction with the Company (other than for services as officers, directors, employees or consultants of the Company), including, without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to, any such Person or corporation, partnership, trust or other entity in which any such Person has an interest as a shareholder, officer, director, trustee or partner.



                                       27                      Execution Version

        4.22   Tax Matters.

               (a) The Company has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to it pursuant to applicable Regulations. All Tax Returns filed by the Company are true, correct, and complete. The Tax Returns of the Company subject to such Taxes have not been audited by any Governmental Authority, and the Company has not received notice from any Governmental Authority of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting the Company or its Assets and it has no reason to believe that any Governmental Authority may assess (or threaten to assess) any Taxes for any period ending on or prior to the Effective Date. Section 4.22 of the Company Ancillary Agreement sets forth a true and complete copy of each Tax Return of the Company with respect to the past three taxable years.

               (b) The Company has (i) duly and timely paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to its Tax Returns or otherwise, or pursuant to any assessment received by the Company and (ii) withheld from each payment made to its past or present employees, officers, directors and independent contractors, creditors, shareholders, other third parties all Taxes and other material deductions required to be withheld and have, within the time required by Regulation, paid such amounts to the proper Governmental Authority.

               (c) The charges, accruals, and reserves with respect to Taxes on the books and records of the Company are adequate (determined in accordance with Canadian GAAP) and are at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the Company. All Taxes that the Company is or was required by any Regulations to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person.

        4.23 Insurance. Section 4.23 of the Company Ancillary Agreement contains a complete and accurate list of all Insurance Policies (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, and the loss experience history of the Company by line of coverage) held or maintained by the Company. Each Insurance Policy is in full force and effect, insures the Company in the amounts described therein against the risks described therein and provides coverage as is required by applicable Regulation and by any and all Contracts. There is no Default under any such Insurance Policy nor has there been any failure to give notice or present any claim under any Insurance Policy in a due and timely fashion. There are no outstanding unpaid premiums except in the Ordinary Course, and no notice of cancellation or nonrenewal of any such Insurance Policy has been received by the Company. There are no outstanding performance bonds covering or issued for the benefit of the Company. No insurer has advised the Company that it intends to reduce coverage, increase premiums or fail to renew any existing Insurance Policy.

        4.24 Employees. The Company has no reason to believe Reinhard Gabathuler will not continue to serve in his current capacity following the consummation of the Transactions.



                                       28                      Execution Version

        4.25 Payments. The Company has not, directly or indirectly, paid, delivered, offered or agreed to deliver any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, client, customer, supplier, government official or other party, in Canada, the United States or any other country, which was, at the time made or given, illegal under any federal, state, provincial or local laws of Canada, the United States (including, without limitation, the U.S. Foreign Corrupt Practices' Act) or any other country having jurisdiction.

        4.26 Business Relationships. The Company has not received any written communication from any Significant Business Associate of any intention to terminate or materially reduce such Significant Business Associate's relationship with the Company or any other communication to such effect. To the Company's Knowledge, no Significant Business Associate intends to terminate such relationship, whether as a result of the Transactions or otherwise.

        4.27 Compliance With Environmental and Health Laws. The Company is and at all times has been in compliance with all Environmental Laws. The Company is and at all times has been in compliance with all Health Laws.

        4.28 Disclosure. No representation or warranty of the Company in this Agreement and no information contained in the Company Ancillary Agreement, any Ancillary Agreement or any other agreement executed by the Company in connection with the Transactions contains any untrue statement of a material fact or omits to state a material fact required to make the statements herein or therein not misleading.

                                    ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF BIOMARIN AND NEWCO

        BioMarin and Newco hereby jointly and severally represent and warrant to the Company as follows:

        5.1 Organization. Each of BioMarin and Newco is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation with full power and authority to own and lease its properties and assets and to conduct its business as currently conducted and as proposed to be conducted. BioMarin is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary.

        5.2 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions, nor compliance by BioMarin or Newco with any of the provisions hereof, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of BioMarin or Newco, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of BioMarin's assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which BioMarin or Newco is a party, (c) violate any Regulation or Court Order,



                                       29                      Execution Version
except, in the case of clause (b) above, for such violations, Defaults, terminations or accelerations which, in the aggregate, would not have a Material Adverse Effect on the ability of BioMarin to consummate the Transactions.

        5.3    Consents and Approvals.

               (a) Each of BioMarin and Newco has all requisite power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, the Ancillary Agreements and to perform its obligations hereunder and under any other agreement contemplated hereby and, subject to the approval of the Court to the Arrangement, to consummate the Transactions. No vote of the shareholders of BioMarin or Newco is required in connection with the Arrangement. The execution and delivery of this Agreement and the Ancillary Agreements by BioMarin and Newco and, subject to the Approval of the Court to the Arrangement, the consummation by BioMarin and Newco of the Transactions have been duly approved by all corporate action of BioMarin and Newco. No other corporate proceedings on the part of BioMarin and Newco is necessary to authorize its execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions (other than Court approval of the Arrangement). This Agreement and the Ancillary Agreements have been duly executed and delivered by BioMarin and Newco and each of this Agreement and each Ancillary Agreement is a legal, valid and binding obligation of BioMarin and Newco, enforceable against each of BioMarin and Newco in accordance with its respective terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

               (b) Other than in connection with or in compliance with the provisions of the HSR Act, if required, and the Securities Act, and other than as described in this Agreement, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other Person, is required to be made or obtained by BioMarin or Newco in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions.

        5.4 SEC Filings. As of their respective filing dates, each form, statement, annual, quarterly and other report, registration statement (including exhibits and amendments) and definitive proxy statement filed by BioMarin with the SEC since January 1, 2000 (the "BioMarin SEC Documents"), which are all the documents (other than preliminary material) that BioMarin was required to file with the SEC since such date, complied in all material respects with the requirements of the Exchange Act. As of their respective filing dates, none of the BioMarin SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Since the filing of the most recent Quarterly Report on Form 10-Q included in the BioMarin SEC Documents, neither of BioMarin's Certificate of Incorporation nor Bylaws have been amended or modified. The consolidated balance sheets and the related consolidated statements of operations, stockholders'



                                       30                      Execution Version
equity (deficit) and cash flows (including the related notes thereto) of BioMarin included in the BioMarin SEC Documents were prepared in accordance with the books and records of BioMarin and U.S. GAAP and present fairly the financial position of BioMarin as of their respective dates, and the results of its operations and its cash flows for the periods presented therein (subject, in the case of the interim financial statements, to normal year-end adjustments).

        5.5 Absence of Certain Changes or Events. Since the date of the filing of its most recent Quarterly Report on Form 10-Q included in the BioMarin SEC Documents, there has not been any (a) Material Adverse Change or change in accounting methods, principles or practices affecting in any material respect BioMarin, (b) declaration, setting aside, or payment of dividends or distributions by BioMarin, or (c) redemption, purchase or other acquisition of any securities of BioMarin, other than in connection with the BioMarin Option Plan.

        5.6 Suspension and Trading. The BioMarin Common Shares are currently quoted on Nasdaq. No order ceasing or suspending trading in securities of BioMarin is outstanding and no proceedings for this purpose have been instituted or, to the Knowledge of BioMarin, are pending or threatened.

        5.7 No Brokers. Except for BioMarin's engagement of Leerink, Swann, Garrity, Sollami, Yaffe & Wynn, Inc. for the rendering of a fairness opinion to it regarding the Transactions, neither BioMarin nor any of its officers, directors, employees or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of BioMarin or the Company or any of their respective Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the Transactions.

        5.8 Securities. At the Closing, the issuance of BioMarin Common Shares and Exchangeable Shares to be issued at such Closing in accordance herewith will have been duly authorized, and, upon their issuance in accordance with the terms of this Agreement and assuming the truth of the representations and warranties of the Company set forth in Article IV, such BioMarin Common Shares and Exchangeable Shares will be validly issued, fully paid and non-assessable, and will not be subject to any preemptive or similar right.

        5.9 Securities Exemption. The offer and sale of the BioMarin Common Shares and the Exchangeable Shares upon their issuance at the Effective Time in accordance with the terms of this Agreement and the Plan will be exempt from registration under the Securities Act pursuant to Section 3(a)(10) of the Securities Act.

        5.10 Transferability. The BioMarin Common Shares and the Exchangeable Shares upon their issuance at the Effective Time in accordance with the terms of this Agreement and the Plan will not be restricted securities within the meaning of Rule 144 of the Securities Act, will not bear a restrictive legend and will be fully transferable under U.S. federal securities laws by the holders thereof (subject to Rule 145(d) under the Securities Act).

        5.11 Disclosure. No representation or warranty of BioMarin or Newco in this Agreement and no information contained in the Company Ancillary Agreement, any Ancillary Agreement or any other agreement executed by BioMarin or Newco in connection with the



                                       31                      Execution Version

Transactions contains any untrue statement of a material fact or omits to state a material fact required to make the statements herein or therein not misleading.

                                   ARTICLE VI
                                    COVENANTS

        The Company and BioMarin each covenant with the other as follows:

        6.1 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, to (a) use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions, (b) execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the Transactions, and (c) cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to cooperate with each other and use their respective commercially reasonable efforts to (w) obtain all necessary waivers, consents and approvals from other parties to consummate the Transactions; (x) obtain all necessary Permits as are required to be obtained under any Regulations, (y) give all notices to, and make all registrations and filings with, third parties, including, without limitation, submissions of information requested by Governmental Authorities, and (z) fulfill all conditions to the consummation of the Transactions. Each party will commence all action required under this
Section 6.1 by a date which is early enough to allow the Transactions to be consummated as soon as practicable prior to the Termination Date.

        6.2    No Solicitation.

               (a) From the date hereof through the Closing or the earlier termination of this Agreement, the Company shall not, and shall cause its shareholders or Representatives (including, without limitation, investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with any Person or group, other than BioMarin and their Representatives, concerning any sale of all or a portion of the Assets or any shares of the Company's Stock, including, without limitation, any merger, consolidation, liquidation, dissolution or similar transaction (each such transaction being referred to herein as a "Proposed Acquisition Transaction"). The Company and its Affiliates shall not, directly or indirectly, through any Representative or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act) or entity relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other Person any information with respect to the Company or the Assets for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to seek or effect a Proposed Acquisition Transaction. The Company agrees not to release any third party from, or waive any provision of, any confidentiality agreement to which the Company is a party.



                                       32                      Execution Version
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               (b) The Company will immediately notify BioMarin if any
discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and notify BioMarin of the terms of (and provide BioMarin with a copy of) any proposal which it may receive in respect of any such Proposed Acquisition Transaction, including, without limitation, the identity of the prospective purchaser or soliciting party.

        6.3 Notification of Certain Matters. From the date hereof through the Closing, (a) the Company shall give prompt notice to BioMarin of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty made by the Company contained in this Agreement, the Company Ancillary Agreement or in any exhibit or Schedule hereto or thereto to be untrue or inaccurate and (ii) any failure of the Company or any of its Affiliates, or of any of its shareholders or Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or Schedule hereto and
(b) BioMarin shall give prompt notice to the Company of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of BioMarin or Newco contained in this Agreement or in any exhibit or Schedule hereto to be untrue or inaccurate and
(ii) any failure of BioMarin or Newco to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or Schedule hereto; provided, however, that such disclosure under this Section 6.3 shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. The Company shall promptly notify BioMarin of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could reasonably be anticipated in any way to materially and adversely affect the Company or materially and adversely affect the Company's ability to consummate the Transactions.

        6.4    Access.

               (a) Prior to the Effective Date. Between the date hereof and the Effective Date, the Company will give to BioMarin and its Representatives full access to the Company's facilities, employees and all the properties, documents, contracts, personnel files and other records of the Company and shall furnish BioMarin with copies of such documents and with such information with respect to the Company as BioMarin may from time to time reasonably request. The Company will disclose to BioMarin and make available to it and its Representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents reasonably relating to the Company. All such access shall be granted during normal business hours.

               (b) After the Effective Date. Subject to the terms and conditions contained in this Section, for each of the first four (4) calendar quarters ending after the Effective Date and for each semi-annual period thereafter, BioMarin will prepare a report (a "Report") summarizing activities related to the development of the Company Technology during the quarter or semi-annual period, as applicable, then ended. BioMarin shall deliver to the Shareholder Designee (as defined below) each Report within thirty (30) days after the end of the period to which it relates. The Shareholder Designee shall initially be Mr. Yad Garcha and should such person cease to act as the Shareholder Designee for any reason, or no reason, a replacement shall be chosen by



                                       33                      Execution Version
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mutual agreement of BioMarin and the Majority Shareholders (as such term is defined in the Escrow Agreement). Subject to the terms and conditions contained in this Section, the Shareholder Designee shall have the right at its expense to meet in person with a representative of BioMarin at BioMarin's principal offices not more than twice during the year following the Effective Date and not more than once per year thereafter to discuss the most recently delivered Report. BioMarin's obligations under this Section shall continue only until the earlier of (x) the Automatic Redemption Date (as defined in the Exchangeable Shares Terms), and (y) the date by which Newco or BioMarin Nova Scotia has paid in the aggregate Redemption Price(s) or Redemption Call Price(s) (as defined in the Exchangeable Shares Terms ) for the Exchangeable Shares of eight million dollars ($8,000,000). Notwithstanding the foregoing, the Company acknowledges and agrees that: (i) the management of the Company and employment of its capital, resources and personnel, including the Company Technology, shall be solely within the business judgment and discretion of BioMarin, any of its management designees and the officers and directors of the Company, (ii) BioMarin has no obligation to consider the views of the Shareholder Designee with respect to any and all matters affecting the Company and its business, finances and affairs, including the Company Technology, and (iii) BioMarin shall have no liability or obligation to the Shareholder Designee or any Company Shareholder with respect to the business judgment, management, and discretion exercised by BioMarin, its management designees or the officers and directors of the Company regarding the Company's business, its assets, liabilities, employees or resources or the use, development or deployment thereof, including, but not limited to, the development of the Company Technology.

        6.5 Conduct of Business. From the date hereof through the Closing, the Company shall operate in the Ordinary Course, and the Company will not take any action inconsistent with this Agreement or with the consummation of the Transactions. Without limiting the generality of the foregoing, the Company will not do any of the following without the prior written consent of BioMarin, which may be withheld by BioMarin in its sole and absolute discretion:

               (a) change or amend its Organizational Documents;

               (b) enter into, extend, materially modify, terminate or renew any Contract or Lease, except in the Ordinary Course;

               (c) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets, or any interests therein, except in the Ordinary Course;

               (d) except in the Ordinary Course, incur any Liability;

               (e) (i) take any action with respect to the grant of any bonus, severance or termination pay (otherwise than in the Ordinary Course) or with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or increase in any manner the compensation or fringe benefits of any employee (other than as may be required pursuant to the terms of an existing Contract, which requirement and terms are described in the Company Ancillary Agreement) or pay any benefit not required by any existing employee plan or policy;

                   (ii) make any change in its management structure;



                                       34                      Execution Version
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                   (iii) adopt, enter into or amend any employee plan, agreement
(including, without limitation, any employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee, except for any such amendment as may be required to comply with applicable Regulations; or

                   (iv) fail to maintain all employee plans in accordance with applicable Regulations in all material respects;

               (f) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any assets or business of any corporation, partnership, association or other business organization or division thereof;

               (g) declare, set aside, make or pay any dividend or other distribution to, or make any other payment for any reason to the shareholders of the Company or any Affiliate of any of such shareholders;

               (h) willingly allow or permit to be done, any act by which any of the Insurance Policies may be suspended, impaired or canceled;

               (i) (i) fail to pay its accounts payable and any debts owed or obligations due, or pay or discharge when due any Liabilities, in the Ordinary Course other than accounts payable or debts that are the subject of good faith disputes and for which appropriate reserves are established in the Financial Statements; or

                   (ii) fail to use its reasonable commercial efforts to collect its accounts receivable in the Ordinary Course;

               (j) enter into (other than in the Ordinary Course and as would not have a Material Adverse Effect), renew, modify or revise any agreement or transaction with, or forgive any indebtedness of the Company or any of its Affiliates;

               (k) fail to maintain the Assets in substantially their current state of repair, excepting normal wear and tear;

               (l) make any loans or advances to any Person, except for advances to any employee for reasonable business expenses incurred in the Ordinary Course;

               (m) make any income tax election or settlement or compromise with tax authorities;

               (n) fail to comply in all material respects with all Regulations applicable to it;

               (o) intentionally do any other act for the purpose of causing any representation or warranty of the Company in this Agreement to be or become untrue in any material respect (or in any respect if such representation or warranty is qualified as to materiality);



                                       35                      Execution Version

               (p) fail to use its reasonable efforts, consistent with past or reasonable commercial practices, to (i) retain its employees and (ii) maintain the Company so that such employees will remain available to BioMarin on and after the Effective Date, (iii) maintain existing relationships with suppliers, customers and others having business dealings with it and (iv) otherwise to preserve the goodwill of the Company so that such relationships and goodwill will be preserved on and after the Effective Date;

               (q) make any payment of any kind whatsoever to or on behalf of any shareholder, beneficiary, member or partner of the Company or any Affiliate of the Company, whether in payment of an account payable or debt owed or obligation due or Liability to any such Person or otherwise;

               (r) license any of its Intellectual Property, including the Company Technology, to any Person; or

               (s) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

        6.6 New Company Products. BioMarin and the Company have developed a business plan to allocate funding to products of the Company that use the Company Technology but that are not New BioMarin Products (such products, "New Company Products"), based on a reasonable determination of what resources are necessary (using standards commonly used in the pharmaceutical industry) in order to demonstrate certain levels of proof of principle, sufficient to generate interest from third parties for such New Company Products. Notwithstanding the foregoing, BioMarin shall not be bound by such business plan and shall have the sole authority and right to make and direct investment decisions of the Company, including, without limitation, any decision related to the Company Technology. Notwithstanding the foregoing, the Company acknowledges and agrees that: (i) the management of the Company and employment of its capital, resources and personnel, including the Company Technology, shall be solely within the business judgment and discretion of BioMarin, any of its management designees and the officers and directors of the Company, (ii) BioMarin shall not be bound by, and in its sole and absolute discretion may deviate from, such Business Plan, and (iii) BioMarin shall have no liability or obligation to any Company Shareholder with respect to the business judgment, management, and discretion exercised by BioMarin, its management designees or the officers and directors of the Company regarding the Company's business, its assets, liabilities, employees or resources or the use, development or deployment thereof, including, but not limited to, the development of the Company Technology.

        6.7    Management Information Circular; Board Recommendations; Other
Filings.

               (a) As promptly as practicable after the execution of this Agreement, the Company will prepare the Management Information Circular. BioMarin shall provide promptly to the Company such information concerning its business and financial and other affairs as, in the reasonable judgment of BioMarin or its counsel, may be required or appropriate for inclusion in the Management Information Circular, or in any amendments or supplements thereto, and shall cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Management Information Circular. The Company will afford BioMarin an



                                       36                      Execution Version
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opportunity to review the Management Information Circular and all materials to be submitted to the Court, and shall make all such changes as are reasonably requested. The Company will respond to any comments of the Court with the acceptance of BioMarin and will use its commercially reasonable efforts to have the Interim Order issued as promptly as practicable after such filing. The Company will cause the Management Information Circular to be mailed to its shareholders at the earliest practicable time after the Interim Order has been granted by the Court. As promptly as practicable after the date of this Agreement, the Company and BioMarin will prepare and file any other filings required to be filed by it pursuant to the requirements of the CBCA, the Interim Order, and applicable Regulations relating to the Arrangement and the Transactions (the "Other Filings"). Each of the Company and BioMarin will notify the other promptly upon the receipt of any comments from the Court or its staff or any other government officials and of any request by the Court or its staff or any other government officials for amendments or supplements to the Management Information Circular or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the Court or its staff or any other government officials, on the other hand, with respect to the Management Information Circular, the Arrangement or any Other Filing. Each of the Company and BioMarin will cause all documents that it is responsible for filing with the Court or other regulatory authorities under this Section 6.7(a) to comply in all material respects with all applicable Regulations. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Management Information Circular or any Other Filing, the Company or BioMarin, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the Court or its staff or any other government officials, and/or mailing to shareholders of the Company, such amendment or supplement.

               (b) Each of the Company and BioMarin shall ensure that the information supplied by it in writing for inclusion in the Management Information Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

               (c) The Management Information Circular will include the recommendation of the Board of Directors that the shareholders of the Company vote in favor of approval of the Arrangement.

               (d) As soon as practicable after the execution of this Agreement, BioMarin shall prepare, with the co-operation of the Company, applications and will file such applications with the Commissions in the Provinces of British Columbia and Ontario and exercise its commercially reasonable efforts to cause such Commissions to grant the Securities Exemption Orders. BioMarin and the Company shall each use commercially reasonable efforts to cause such applications to comply with the requirements of Canadian Securities Legislation. Each of BioMarin and the Company agrees to provide promptly to the other such information concerning its business and financial and other affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in such applications, or in any amendments or supplements thereto, and to cause its counsel and auditors to co-operate with the other's counsel and auditors in the preparation of such application. The Company will promptly advise BioMarin, and BioMarin will promptly advise the Company, in writing, if at any time



                                       37                      Execution Version
prior to the Effective Time either the Company or BioMarin shall obtain Knowledge of any facts that might make it necessary or appropriate to amend or supplement the applications in order to make the statements contained or incorporated by reference therein not misleading or to comply with Canadian Securities Legislation.

        6.8    Meeting of the Company Shareholders.

               (a) Promptly after the date hereof, the Company will take all action pursuant to the requirements of the CBCA, the Interim Order, applicable Regulations and the Organizational Documents to convene the Company Shareholders Meeting to be held as promptly as practicable, and in any event the Company will use its reasonable commercial efforts to convene such meeting not later than February 28, 2002 for the purpose of voting upon the Arrangement. The Company shall ensure that the Company Shareholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Shareholders Meeting are solicited, in compliance with all applicable Regulations (including the Interim Order and the Organizational Documents). The Company will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of the Arrangement. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Management Information Circular is provided to the Company's shareholders in advance of a vote on the Arrangement or, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Management Information Circular) there are insufficient Company Common Shares or Company Preferred Shares represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting.

               (b) The Board of Directors shall recommend that the Company's shareholders vote in favor of and adopt and approve the Arrangement at the Company Shareholders Meeting. The Management Information Circular shall include a statement to the effect that the Board of Directors has recommended (unanimously, if such is the case) that the Company's shareholders vote in favor of and adopt and approve the Arrangement at the Company Shareholders Meeting. Neither the Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to BioMarin, the recommendation of the Board of Directors that the Company's shareholders vote in favor of and adopt and approve the Arrangement.

                                   ARTICLE VII
                  CONDITIONS TO THE OBLIGATIONS of the company

        The obligations of the Company to consummate the Transactions are subject to the satisfaction, on or prior to the Effective Date, of each of the following conditions, any of which may be waived by the Company:

        7.1 Representations, Warranties and Covenants. The representations and warranties of BioMarin set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, except



                                       38                      Execution Version
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to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date). BioMarin shall have performed all agreements and covenants required hereby to be performed by it prior to or on the Effective Date.

        7.2 Permits, Consents and Regulatory Compliance. The Permits, consents, approvals and waivers from Governmental Authorities and other parties necessary to the consummation of the Transactions described in the Company Ancillary Agreement shall have been obtained. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired, if so required.

        7.3 No Actions or Court Orders. No Action by any Governmental Authority or other Person shall have been instituted or, to the extent the Company reasonably concludes that there is a basis therefor, threatened which questions the validity or legality of the Transactions and which could reasonably be expected to have a Material Adverse Effect. There shall not be any Regulation or Court Order that makes the Transactions illegal or otherwise prohibited.

        7.4    Opinions of Counsel.

               (a) United States Counsel. BioMarin shall have delivered to the Company an opinion of Paul, Hastings, Janofsky & Walker LLP, special counsel to BioMarin, dated as of the Effective Date, in form and substance as set forth in Exhibit C-1 to the Company Ancillary Agreement.

               (b) Canadian Counsel. BioMarin shall have delivered to the Company an opinion of Cassels Brock & Blackwell LLP, special counsel to BioMarin, dated as of the Effective Date, in form and substance as set forth in Exhibit C-2 to the Company Ancillary Agreement.

        7.5 Certificates. BioMarin shall furnish the Company with such certificates of its officers and others to evidence compliance with the conditions set forth in Section 7.1 as may be reasonably requested by the Company.

        7.6 Corporate Documents. The Company shall have received from BioMarin resolutions adopted by the board of directors of BioMarin approving this Agreement and the Transactions, certified by BioMarin's corporate secretary.

        7.7 Shareholder Approval. The Arrangement shall have been duly approved by the Required Company Shareholder Vote, and in accordance with any additional conditions which may be imposed by the Interim Order and which are satisfactory to the Company, acting reasonably.

        7.8 Securities Exemption Orders. BioMarin and the Company shall have received all necessary Securities Exemption Orders.

        7.9 Court Orders. The Interim Order and the Final Order shall each have been obtained on terms satisfactory to the Company, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Company on appeal or otherwise.



                                       39                      Execution Version

        7.10 Support Agreement. BioMarin shall deliver an executed Support Agreement in the form attached to this Agreement as Exhibit F.

        7.11 No Material Change. No act, event or condition shall have occurred after the date hereof which has had or could reasonably be expected to have a Material Adverse Change with respect to BioMarin.

                                  ARTICLE VIII
                 CONDITIONS TO OBLIGATIONS OF BIOMARIN AND NEWCO

        The obligations of BioMarin and Newco to consummate the Transactions are subject to the satisfaction, on or prior to the Effective Date, of each of the following conditions, any of which conditions may be waived by BioMarin; provided, however, that the occurrence of the Closing will not be deemed a waiver of the breach of any representation or warranty of the Company hereunder:

        8.1 Representations, Warranties and Covenants. The representations and warranties of the Company set forth in this Agreement and the Company Ancillary Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date). The Company shall have performed all agreements and covenants required hereby to be performed by it prior to or on the Effective Date.

        8.2 Permits, Consents and Regulatory Compliance. All Permits, consents, approvals and waivers from Governmental Authorities and other parties necessary to the consummation of the Transactions shall have been obtained. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired, if so required.

        8.3 No Actions or Court Orders. No Action by any Governmental Authority or other Person shall have been instituted or, to the extent BioMarin reasonably concludes there is a basis therefor, threatened which questions the validity or legality of the Transactions and which could reasonably be expected to have a Material Adverse Effect. There shall not be any Regulation or Court Order that makes the Transactions illegal or otherwise prohibited.

        8.4 Opinion of Counsel. The Company shall have delivered to BioMarin an opinion of Koffman Kalef, special counsel to the Company, dated as of the Effective Date, in form and substance reasonably satisfactory to BioMarin, with respect to the matters set forth in Exhibit D to the Company Ancillary Agreement.

        8.5 Certificates. The Company shall furnish BioMarin with such certificates of its officers and others to evidence compliance with the conditions set forth in Section 8.1 as may be reasonably requested by BioMarin.

        8.6 Release of All Claims. Each of Reinhard Gabathuler, Z. Sam Ruttonsha and Malcolm Kennard shall have executed and delivered to the Company a general release of all



                                       40                      Execution Version
claims against the Company in the form attached as Exhibit E to the Company Ancillary Agreement (the "General Release").

        8.7 Ancillary Agreements. The following agreements ("Ancillary Agreements") will be delivered, or will have been delivered, as follows:

               (a) Reinhard Gabathuler shall have delivered an executed employment agreement with the Company in a form acceptable to BioMarin in its sole discretion.

               (b) The Company, the Shareholders' Representative and the Majority Shareholders shall deliver the Escrow Agreement.

               (c) The Shareholders' Representative shall deliver the Shareholders' Representative Agreement duly executed by it and the Majority Shareholders (as defined in the Escrow Agreement).

        8.8 Shareholders Approval. The Arrangement shall have been duly approved by Required Company Shareholder Vote, and in accordance with any additional conditions which may be imposed by the Interim Order and which are satisfactory to BioMarin, acting reasonably.

        8.9 Corporate Documents. BioMarin shall have received from the Company resolutions adopted by the Board of Directors approving this Agreement and the Transactions, certified by the Company's corporate secretary.

        8.10 Court Orders. The Interim Order and the Final Order shall each have been obtained on terms satisfactory to BioMarin, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to BioMarin on appeal or otherwise.

        8.11 Securities Exemption Orders. BioMarin and the Company shall have received all necessary Securities Exemption Orders.

        8.12 No Material Change. No act, event or condition shall have occurred after the date hereof which has had or could reasonably be expected to have a Material Adverse Change with respect the Company.

        8.13 Return of Deposit. BioMarin shall have received from the Company a repayment of its good faith deposit of $100,000 paid pursuant to the Memorandum of Understanding by and between the Company and BioMarin dated September 6, 2001.

        8.14 Termination of Certain Agreements. The following agreements shall have been terminated pursuant to an agreement reasonably acceptable to BioMarin:
(a) that certain Amended and Restated Shareholders' Agreement, as amended dated as of January 19, 2000, by and among the Company, 442668 B.C. Ltd., Dr. Wilfred Jefferies, MDS Ventures Pacific Inc. (in its capacity as General Partner of British Columbia Life Sciences Limited Partnership and on behalf of Royal Bank Ventures Inc.), Neuroscience Partners Limited Partnership, Canadian Medical Discoveries Fund Inc., Ventures West VI Limited Partnership, Bank of Montreal Capital Corporation, Working Opportunity Fund (EVCC) Ltd., Business Development Bank of Canada, Royal Bank Ventures Inc., and Futurefund Capital (VCC) Corporation; (b) Consulting,



                                       41                      Execution Version
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Non-Competition and Confidentiality Agreement dated as of June 22, 2001, by and among Synapse Technologies Inc., Hanbury Management Ltd., and Z. Sam Ruttonsha, as amended by that certain letter agreement dated December 17, 2001; (c) Indemnity Agreement dated as of June 22, 2001, by and between Working Opportunity Fund (EVCC) Ltd., Sam Ruttonsha and Synapse Technologies Inc.; (d) Letter Agreement dated as of January 18, 2001, by and among Research Capital Corporation, TD Securities Inc. and Synapse Technologies Inc., as amended by Amendment to Letter Agreement of January 18, 2001, dated as of July 16, 2001, by and between Research Capital Corporation and Synapse Technologies Inc.; and (e) Letter Agreement dated as of September 6, 2001, by and between Research Capital Corporation and Synapse Technologies Inc.

        8.15 Dissenters. Holders of: (i) no more than one percent (1%) in the aggregate of the issued and outstanding Company Common Shares; and (ii) no more than one percent (1%) in the aggregate of the Company Preferred Shares shall have exercised (and not withdrawn such exercise) Dissenters' Rights in respect of the Arrangement.

                                   ARTICLE IX
                            SURVIVAL; INDEMNIFICATION

        9.1 Survival of Representations. The representations and warranties of the parties hereto contained in this Agreement, the Company Ancillary Agreement or in any writing executed by a party hereto and delivered at the Closing pursuant to this Agreement shall survive the execution and delivery of this Agreement until the third anniversary of the Closing; provided, however, that the representations of the Company set forth in Sections 4.2, 4.4, 4.6, 4.19, 4.20, 4.22, 4.27 and 4.28 shall survive indefinitely. Notwithstanding the foregoing, any obligation in respect of a claim for indemnity as a result of a breach of any representation or warranty of any party that is asserted in writing with reasonable specificity as to the nature and, if then determinable, amount of the claim prior to the third anniversary shall survive past such date.

        9.2    Indemnification.

               (a) By the Company. The Company shall indemnify, save and hold harmless BioMarin, its Affiliates and Subsidiaries, and each of their respective Representatives, from and against any and all Damages, incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by the Company in or pursuant to this Agreement or the Company Ancillary Agreement, or
(ii) any breach of any covenant or agreement made by the Company in or pursuant to this Agreement or the Company Ancillary Agreement.

                   The term "Damages" as used in this Section is not limited to matters asserted by third parties against the Company or BioMarin, but includes Damages incurred or sustained by any of them in the absence of third party claims.

               (b) By BioMarin. BioMarin shall indemnify and save and hold harmless the Company and its respective Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by BioMarin or Newco in or pursuant



                                       42                      Execution Version
to this Agreement or (ii) any breach of any covenant or agreement made by BioMarin or Newco in or pursuant to this Agreement.

               (c) Cooperation. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

               (d) Defense of Claims. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party or parties, the party claiming such indemnification shall give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9.2. The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party or parties, such consent not to be unreasonably withheld; provided, however, if the remediation or resolution of any such Claim will occur on or at any property or is reasonably expected to have a Material Adverse Effect on the operations of the Company and the indemnified parties are one or more of BioMarin and the Company or their respective Affiliates, Subsidiaries or Representatives in their capacities as such, then, notwithstanding the foregoing, the indemnified party shall be entitled to control such remediation or resolution, including, without limitation, to take control of the defense and investigation of such lawsuit or action, to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying parties' cost, risk and expense, and to compromise or settle such Claim. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will, upon delivering notice to such effect to the indemnifying party, have the right to undertake at the indemnifying party's or parties' cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party or parties reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party or parties shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 9.2 and for any final judgment (subject to any right of appeal), and the



                                       43                      Execution Version
indemnifying party or parties agree to indemnify and hold harmless the indemnified party from and against any Damages by reason of such settlement or judgment.

                                    ARTICLE X
                                  MISCELLANEOUS

        10.1   Termination.

               (a) Termination. This Agreement may be terminated at any time prior to the Closing:

                   (i) By mutual written consent of the Company and BioMarin;

                   (ii) By BioMarin or the Company if the Closing shall not have occurred on or before the "Termination Date" (as defined below); provided, however, that this provision shall not be available to a party if any other party has the right (or upon lapse of the ten (10) day period referred to in the following clause (iii) or clause (iv) would have the right) to terminate this Agreement under clause (iii) or clause (iv) of this Section 10.1(a);

                   (iii) By the Company in the event of a material breach by BioMarin or Newco of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in this Agreement and (B) cannot be or has not been cured within ten (10) days after the giving of written notice to BioMarin of such breach (a "Material Breach") provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement; provided, however, that a breach of the covenants set forth in
Section 10.13 (Confidentiality) shall not be subject to the ten (10) day cure period;

                   (iv) By BioMarin in the event of a material breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in this Agreement and (B) cannot be or has not been cured within ten (10) days after the giving of written notice to the breaching party of such breach (a "Material Breach") provided that BioMarin is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement; provided, however, that a breach of the covenants set forth in
Section 6.2 (Non-Solicitation) and Section 10.13 (Confidentiality) shall not be subject to the ten (10) day cure period; or

                   (v) By either BioMarin or the Company if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable.

                   The term "Termination Date" shall mean April 15, 2002.



                                       44                      Execution Version

               (b) In the Event of Termination. In the event of termination of this Agreement:

                   (i) Each party will deliver all documents, work papers and other material of any other parties relating to the Transactions, whether so obtained before or after the execution hereof, to the party furnishing the same; and

                   (ii) All further obligations of the parties under this Agreement will terminate, except that the obligations in Section 10.9 (Expenses) and Section 10.13 (Confidentiality) will survive; provided, however, that if this Agreement is terminated by a party because of a Material Breach by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

               (c) Other Remedies. Each party's right of termination under this
Section 10.1(c) is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

        10.2 Equitable Remedies. In addition to legal remedies, in recognition of the fact that remedies at law would be inadequate, which the parties hereby acknowledge, the parties hereto shall be entitled to equitable remedies for breaches or defaults hereunder, including, without limitation, specific performance and injunction, and no provision of this Agreement shall limit or restrict the availability of specific performance or injunctive or other equitable relief.

        10.3 Assignment; Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

        10.4 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method (upon confirmation of delivery); the business day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case, notice shall be sent to:



                                       45                      Execution Version

                      If to the Company, addressed to:

                             Synapse Technologies Inc.
                             6660 NW Marine Drive
                             Vancouver, BC  V6T 1Z4
                             Facsimile:     604-822-1939
                             Attention:     Mr. Sam Ruttonsha
                                            Chief Executive Officer

                      with a copy to:

                             Koffman Kalef
                             885 West Georgia Street, 19th Floor
                             Vancouver, BC  V6C 3H4
                             Facsimile:     604-891-3788
                             Attention:     Bernard G. Poznanski, Esq.

                      If to BioMarin or Newco:

                             BioMarin Pharmaceutical Inc.
                             371 Bel Marin Keys Boulevard, Suite 210
                             Novato, California 94949
                             Facsimile:     415-382-7889
                             Attention:     Mr. Fredric Price
                                            Chairman and Chief Executive Officer

                      with copies to:

                             Paul, Hastings, Janofsky & Walker LLP
                             555 South Flower Street, Suite 2300
                             Los Angeles, California 90071
                             Facsimile:     213-627-0705
                             Attention:     Siobhan M. Burke, Esq.

                             Cassels Brock & Blackwell LLP
                             Suite 2100
                             Scotia Plaza
                             40 King Street West
                             Toronto, Ontario M5H 3C2
                             Facsimile:     416-350-6933
                             Attention:     Mark T. Bennett, Esq.

        10.5   Dispute Resolution.

               (a) Each Party (as such term is defined herein) hereto hereby agrees that it shall attempt to settle any claim, controversy or dispute among the Parties hereto arising out of or relating to this Agreement or the Transactions (a "Dispute") by negotiating in good faith. If



                                       46                      Execution Version
either Party has a Dispute, it shall deliver a written notice (a "Dispute Notice") of such Dispute to the other Party. If the Parties are unable by negotiating in good faith to resolve the Dispute within thirty (30) days of the delivery of such a Dispute Notice, then such Dispute shall be finally settled by arbitration in accordance with the terms hereof, except for any Dispute arising from or in connection with any third party claim or proceeding contemplated under Section 9.2(d). Such arbitration may be initiated by either Party serving upon the other Party notice (i) stating that the notifying Party desires to have such controversy reviewed by a board of three arbitrators, and (ii) naming one person whom such Party chooses to act as one of the three arbitrators. Within fifteen (15) days after receipt of such a notice, the other Party shall designate one person to act as arbitrator and shall notify the Party requesting arbitration of such designation and the name of the person so designated. If the Party upon whom a request for arbitration is served shall fail to designate its arbitrator within fifteen (15) days after receipt of such a notice, then the arbitrator designated by the Party requesting arbitration shall act as the sole arbitrator to resolve the controversy at hand. For purposes of this Section 10.5, the term "Party" shall be deemed to mean BioMarin and Newco, on the one hand, and the Company, on the other.

               (b) If both Parties have designated an arbitrator, the two arbitrators designated as aforesaid shall promptly select a third arbitrator. If the two arbitrators chosen by the Parties hereto are not able to agree on such third arbitrator within thirty (30) days after the second arbitrator is designated, unless such time is extended by the Parties, then either arbitrator, on five (5) days' notice to the other, shall apply to the American Arbitration Association to designate and appoint such third arbitrator.

               (c) The Parties agree that all arbitrators chosen pursuant to Sections 10.5(a) and 10.5(b) above shall not in any manner be related to or affiliated with any Party.

               (d) Except as otherwise set forth herein, the arbitral proceedings shall be conducted in the English language and in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association in effect from time to time. The arbitration proceedings shall be conducted in the County of Marin, California.

               (e) The decision in writing of the arbitrators so selected or appointed shall be final and conclusive upon the Parties. The costs and expenses of arbitration, including the compensation and expenses of the arbitrator(s), shall be borne by the Parties as the arbitrator(s) may determine. Either Party may apply to any court which has jurisdiction for an order confirming an arbitration award hereunder.

               (f) In proceeding with arbitration provided for herein, and in making determinations thereunder, the arbitrator(s) shall not extend, modify or suspend any of the terms of this Agreement, the Company Ancillary Agreement or any Ancillary Agreement. A notice of or request or demand for arbitration will not operate to stay, postpone or rescind the effectiveness of any termination of this Agreement, the Company Ancillary Agreement or any Ancillary Agreement in accordance herewith or therewith.



                                       47                      Execution Version

               (g) The Parties agree that service of process in any proceeding arising out of or relating to this Agreement or the performance hereof may be made by personally serving an authorized recipient of such Party at the addresses set forth in Section 10.4 above.

               (h) Notwithstanding anything to the contrary in this Section 10.5, the provisions set forth in this Section 10.5 shall not apply if the Closing occurs.

        10.6 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California (without reference to the choice of law provisions of California law), except to the extent relating to matters of corporate governance of the Company which shall be construed and interpreted in accordance with the CBCA (without reference to the choice of law provisions of the CBCA, if any). Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of California and of the United States of America in each case located in the County of Marin for any litigation arising out of or relating to this Agreement or the Transactions (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. (or Canadian ) registered mail to its respective address set forth in
Section 10.4 shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the Transactions in the courts of the State of California or of the United States of America in each case located in the County of Marin and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. Each of the parties hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto certifies that it has been induced to enter into this Agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 10.6.

        10.7 Entire Agreement, Amendments and Waivers. This Agreement amends and restates in its entirety the First Amendment Agreement and shall be effective as of the date hereof. This Agreement, which amends and restates in its entirety the First Amendment Agreement, together with all schedules and exhibits hereto, including the Company Ancillary Agreement and all agreements entered into contemporaneously herewith or in furtherance of the Transactions constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including, without limitation, that certain Memorandum of Understanding entered into by and between BioMarin and the Company on September 6, 2001. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.



                                       48                      Execution Version

        10.8 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        10.9 Expenses. Each party to this Agreement shall bear its own costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. BioMarin acknowledges that upon the Closing, it shall be responsible for payment of those bonus and success fees set forth in Section
4.17 of the Company Ancillary Agreement.

        10.10 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

        10.11 Titles; Gender. The titles, captions or headings of the Articles and Sections herein, and the use of the word "its" in lieu of "his" or "hers", are for convenience of reference only and are not intended to be a part of or to affect or restrict the meanings or interpretation of this Agreement.

        10.12 Public Statements and Press Releases. The parties hereto covenant and agree that, except as provided for hereinbelow and as specifically provided in Section 6.7 with respect to the Management Information Circular, the Other Filings and in response to any comments from the Court and any request by the Court for amendments or supplements thereto or for any additional information with respect thereto, each will not from and after the date hereof until the Effective Date make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the Transactions, without the prior written consent of the other party as to the content and time of release of and the media in which such statements or announcement is to be made, except in the case of announcements, statements, acknowledgments or revelations (a) which either party is required by law to make, issue or release or (b) which are in or in connection with any filing made by BioMarin with the SEC, Nasdaq or the Swiss Stock Exchange.

        10.13  Confidential Information. Except as expressly set forth in
Section 10.12 with respect to information regarding the terms, conditions and status of the Transactions, each Party (as defined below) shall keep confidential all proprietary information (the "Confidential Information") obtained from the other Party or its Representatives in connection with the other Party, this Agreement and the Transactions and that all such Confidential Information obtained by it from the other Party or any of its Representatives shall be used solely for the purpose of evaluating the Transactions and for no other purpose. The term "Confidential Information" shall not include any information which: (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party or its Representatives;
(b) becomes known to the receiving Party or its Representatives on a non-confidential basis from a source (other than the disclosing Party) which is not known to the receiving Party to be bound to the disclosing Party by a legal, contractual or fiduciary obligation; (c) was known to the receiving Party or its Representatives on or prior to the date hereof; or (d) was independently discovered or developed



                                       49                      Execution Version
by the receiving Party without reference to any of the Confidential Information. If this Agreement is terminated without consummation of the Transactions, each Party shall return to the other Party all Confidential Information in its possession regarding the other Party and all copies and extracts thereof or with the consent of the other Party shall destroy all such Confidential Information and copies and extracts and shall deliver to the other Party evidence of destruction of such Confidential Information and copies and extracts as such other Party may reasonably request. For purposes of this Section 10.13, the term "Party" shall be deemed to mean BioMarin and Newco, on the one hand, and the Company, on the other. Notwithstanding the foregoing, from and after the Effective Time, BioMarin shall have no obligation pursuant to this Section 10.13 with respect to the Confidential Information of the Company.

        10.14 Cumulative Remedies. All rights and remedies hereunder of either party hereto are cumulative of each other and of every other right, recovery or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.



                                       50                      Execution Version

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.


                               BIOMARIN PHARMACEUTICAL INC.


                               By:         /s/ Christopher M. Starr
                                    --------------------------------------------
                                    Name:  Christopher M. Starr
                                    Title: Senior Vice President, Research and
                                    Development


                               BIOMARIN DELIVERY CANADA INC.


                               By:         /s/ Christopher M. Starr
                                    --------------------------------------------
                                    Name:  Christopher M. Starr
                                    Title: President


                               SYNAPSE TECHNOLOGIES INC.


                               By:         /s/ Z. Sam Ruttonsha
                                    --------------------------------------------
                                    Name:  Z. Sam Ruttonsha
                                    Title: President and Chief Executive Officer



                                       51                      Execution Version

                                  EXHIBIT INDEX


Exhibit A      Arrangement Resolution

Exhibit B      Exchangeable Shares Terms

Exhibit C      Plan of Arrangement

Exhibit D      Form of Letter of Transmittal

Exhibit E      Escrow Agreement

Exhibit F      Support Agreement



                                                               Execution Version


                                TABLE OF CONTENTS

                                                                                         Page


ARTICLE I         DEFINITIONS...............................................................2

        1.1    Defined Terms................................................................2

        1.2    Other Defined Terms..........................................................9


ARTICLE II        THE ARRANGEMENT..........................................................11

        2.1    Implementation Steps by the Company.........................................11

        2.2    Interim Order...............................................................11

        2.3    Effect of the Arrangement...................................................11

        2.4    Effect on Capital Stock.....................................................12

        2.5    Dissenting Shares...........................................................12

        2.6    Securities Compliance; Registration.........................................13

        2.7    Surrender of Certificates...................................................15

        2.8    No Further Ownership Rights in Company Common Shares or Company
               Preferred Shares ...........................................................16

        2.9    Lost, Stolen or Destroyed Certificates......................................17

        2.10   Tax Consequences............................................................17

        2.11   Company Stock Options and Company Warrants..................................17

        2.12   Transfer Taxes and Fees.....................................................18


ARTICLE III       CLOSING..................................................................18

        3.1    Closing.....................................................................18


ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................19

        4.1    Organization of the Company; Organizational Documents.......................19

        4.2    Capitalization..............................................................19

        4.3    Subsidiaries................................................................20

        4.4    Authorization...............................................................20

        4.5    Absence of Certain Changes or Events........................................20

        4.6    Encumbrances................................................................22

        4.7    Condition of the Assets.....................................................22

        4.8    Contracts and Commitments...................................................22

        4.9    Permits; Consents and Approvals.............................................23

        4.10   No Conflict or Violation....................................................24



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

                                TABLE OF CONTENTS
                                   (continued)

                                                                                         Page


        4.11   Financial Statements........................................................24

        4.12   Books and Records...........................................................24

        4.13   Litigation..................................................................24

        4.14   Labor Matters...............................................................24

        4.15   Liabilities.................................................................25

        4.16   Compliance with Law.........................................................25

        4.17   No Brokers..................................................................25

        4.18   No Other Agreement to Sell the Shares or Assets.............................25

        4.19   Intellectual Property.......................................................25

        4.20   Employee Benefit Plans......................................................27

        4.21   Transactions with Affiliates................................................27

        4.22   Tax Matters.................................................................28

        4.23   Insurance...................................................................28

        4.24   Employees...................................................................28

        4.25   Payments....................................................................29

        4.26   Business Relationships......................................................29

        4.27   Compliance With Environmental and Health Laws...............................29

        4.28   Disclosure..................................................................29


ARTICLE V         REPRESENTATIONS AND WARRANTIES OF BIOMARIN AND NEWCO.....................29

        5.1    Organization................................................................29

        5.2    No Conflict or Violation....................................................29

        5.3    Consents and Approvals......................................................30

        5.4    SEC Filings.................................................................30

        5.5    Absence of Certain Changes or Events........................................31

        5.6    Suspension and Trading......................................................31

        5.7    No Brokers..................................................................31

        5.8    Securities..................................................................31

        5.9    Securities Exemption........................................................31

        5.10   Transferability.............................................................31

        5.11   Disclosure..................................................................31




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

                                TABLE OF CONTENTS
                                   (continued)

                                                                                         Page


ARTICLE VI        COVENANTS................................................................32

        6.1    Further Assurances..........................................................32

        6.2    No Solicitation.............................................................32

        6.3    Notification of Certain Matters.............................................33

        6.4    Access......................................................................33

        6.5    Conduct of Business.........................................................34

        6.6    New Company Products........................................................36

        6.7    Management Information Circular; Board Recommendations; Other Filings.......36

        6.8    Meeting of the Company Shareholders.........................................38


ARTICLE VII       CONDITIONS TO THE OBLIGATIONS of the company.............................38

        7.1    Representations, Warranties and Covenants...................................38

        7.2    Permits, Consents and Regulatory Compliance.................................39

        7.3    No Actions or Court Orders..................................................39

        7.4    Opinions of Counsel.........................................................39

        7.5    Certificates................................................................39

        7.6    Corporate Documents.........................................................39

        7.7    Shareholder Approval........................................................39

        7.8    Securities Exemption Orders.................................................39

        7.9    Court Orders................................................................39

        7.10   Support Agreement...........................................................40

        7.11   No Material Change..........................................................40


ARTICLE VIII      CONDITIONS TO OBLIGATIONS OF BIOMARIN AND NEWCO..........................40

        8.1    Representations, Warranties and Covenants...................................40

        8.2    Permits, Consents and Regulatory Compliance.................................40

        8.3    No Actions or Court Orders..................................................40

        8.4    Opinion of Counsel..........................................................40

        8.5    Certificates................................................................40

        8.6    Release of All Claims.......................................................40

        8.7    Ancillary Agreements........................................................41

        8.8    Shareholders Approval.......................................................41



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

                                TABLE OF CONTENTS
                                   (continued)

                                                                                         Page


        8.9    Corporate Documents.........................................................41

        8.10   Court Orders................................................................41

        8.11   Securities Exemption Orders.................................................41

        8.12   No Material Change..........................................................41

        8.13   Return of Deposit...........................................................41

        8.14   Termination of Certain Agreements...........................................41

        8.15   Dissenters..................................................................42


ARTICLE IX        SURVIVAL; INDEMNIFICATION................................................42

        9.1    Survival of Representations.................................................42

        9.2    Indemnification.............................................................42


ARTICLE X         MISCELLANEOUS............................................................44

        10.1   Termination.................................................................44

        10.2   Equitable Remedies..........................................................45

        10.3   Assignment; Successors and Assigns; Third Party Beneficiaries...............45

        10.4   Notices.....................................................................45

        10.5   Dispute Resolution..........................................................46

        10.6   Choice of Law...............................................................48

        10.7   Entire Agreement, Amendments and Waivers....................................48

        10.8   Multiple Counterparts.......................................................49

        10.9   Expenses....................................................................49

        10.10  Invalidity..................................................................49

        10.11  Titles; Gender..............................................................49

        10.12  Public Statements and Press Releases........................................49

        10.13  Confidential Information....................................................49

        10.14  Cumulative Remedies.........................................................50

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